UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant	☐
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Lydall, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING

To: The Owners of Lydall, Inc. Common Stock

You are cordially invited to attend the Annual Meeting of Stockholders.

Location:	Hilton Hartford, Connecticut Salon B, 315 Trumbull Street, Hartford, CT 06103
Date:	Friday, April 26, 2013
Time:	9:00 a.m.

The Annual Meeting of Stockholders will be held for the purposes of:

1.	Electing the eight nominees named in the proxy statement to serve as Directors until the Annual Meeting of Stockholders to be held in 2014 and until their successors are elected and qualified;
2.	Holding an advisory vote on executive compensation;
3.	Ratifying the appointment of PricewaterhouseCoopers LLP as independent auditors for fiscal year 2013; and
4.	Transacting any other business that may properly come before the Annual Meeting.

All stockholders are invited to attend the Annual Meeting. However, whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. Therefore, we urge you to vote promptly and submit your proxy by telephone, via the Internet, or by signing, dating and returning the enclosed proxy card in the enclosed prepaid envelope. If you decide to attend the Annual Meeting, you have the right to vote in person even if you have previously submitted your proxy. If you hold your stock in “street name,” you should follow the voting instructions provided by your bank, broker or other nominee.

Sincerely,

Dale G. Barnhart
President and Chief Executive Officer

Manchester, CT
March 15, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 26, 2013.

This Proxy Statement, along with the Lydall, Inc. 2012 Annual Report and Form 10-K, are available free of charge on our website at:
www.lydall.com and by clicking on Investor Relations

PROXY STATEMENT

i

ii

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement of Lydall, Inc. (“Lydall” or the “Company” or “us” or “our”), a Delaware corporation, is being mailed or otherwise furnished to stockholders on or about March 15, 2013 in connection with the solicitation by the Board of Directors (the “Board”) of Lydall of proxies to be voted at the 2013 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held on April 26, 2013, at 9:00 a.m. at the Hilton Hartford, Connecticut Salon B, 315 Trumbull Street, Hartford, CT 06103.

At the Annual Meeting, the stockholders will consider and vote upon the following proposals put forth by the Board:

1.  To elect the eight nominees named in the proxy statement to serve as Directors until the Annual Meeting of Stockholders to be held in 2014 and until their successors are elected and qualified;

2.  To hold an advisory vote on executive compensation; and

3.  To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2013.

The Board recommends that you vote “FOR” the nominees for election to the Board named in the proxy, “FOR” the advisory vote on executive compensation and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors.

The Board knows of no other matter to be presented at the Annual Meeting and the deadline for stockholders to submit proposals or nominations has passed. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board will be voted in accordance with the judgment of those officers named as proxies and in accordance with the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”).

YOUR VOTE IS IMPORTANT!

You are cordially invited to attend the Annual Meeting. However, to ensure that your shares are represented at the Annual Meeting, please submit your proxy or voting instructions as described in “Options for Voting”. Submitting a proxy or voting instructions will not prevent you from attending the Annual Meeting and voting in person, if you so desire, but will help the Company secure a quorum and reduce the expense of additional proxy solicitation.

Options for Voting

If you hold shares in your own name, you may vote as follows:

1.  Telephone.  To vote by telephone, please follow the instructions on the enclosed proxy card. If you vote by telephone, it is not necessary to mail your proxy card.

2.  Internet.  To vote on the Internet, please follow the instructions on the enclosed proxy card. If you vote by Internet, it is not necessary to mail your proxy card.

3.  Mail.  To vote by mail, please complete, sign and mail the proxy card in the enclosed prepaid envelope.

4.  In Person.  If you wish to vote in person, written ballots will be available at the Annual Meeting.

We would appreciate your vote as soon as possible for use at the Annual Meeting or at any adjournments of the Annual Meeting. Properly executed proxies received by Lydall’s Corporate Secretary before the Annual Meeting will be voted as directed unless revoked. A proxy may be revoked at any time before it is exercised by: (a) notifying Lydall’s Corporate Secretary in writing; (b) delivering a proxy with a later date; or (c) attending the Annual Meeting and voting in person.

Unless you indicate otherwise, shares represented by proxies properly voted by telephone, over the Internet or signed and returned to the Company will be voted “FOR” the nominees for election to the Board named in the proxy, “FOR” the advisory vote on executive compensation and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors.

If you hold your shares in “street name” (i.e., in a brokerage account), you should follow the voting instructions provided by your bank, broker or other nominee, including any instructions provided regarding your ability to vote by telephone or through the Internet. Please note that if you hold your shares in street name, in order to vote in person at the Annual Meeting, you must request a proxy from your broker.

Voting Mechanics

A majority in interest of the outstanding shares represented at the Annual Meeting in person or by proxy shall constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting.

Under New York Stock Exchange (“NYSE”) rules, your broker may vote shares held in street name on certain “routine” matters. NYSE rules consider the ratification of the appointment of the Company’s independent auditors (Proposal 3) to be a routine matter. As a result, your broker is permitted to vote your shares on this matter at its discretion without instruction from you. When a proposal is not a routine matter, such as the election of Directors (Proposal 1), and the advisory vote on executive compensation, also known as a “Say-on-Pay” proposal (Proposal 2), and you have not provided voting instructions to your broker with respect to one of these proposals, your broker cannot vote the shares on that proposal. The missing votes for these non-routine matters are called “broker non-votes.”

With respect to Proposal 1, the election of Directors, a stockholder may cast a vote for all nominees, withhold authority to vote for all nominees or withhold authority to vote for any individual nominee. Under the Company’s Bylaws, Directors are elected by a plurality of the votes cast by stockholders entitled to vote at the Annual Meeting. Neither votes that are withheld nor broker non-votes will affect the outcome of the election of directors. However, as discussed below in “Majority Voting Policy for Election of Directors”, Company policy requires an incumbent Director to tender his or her resignation if the Director does not receive a majority of the votes cast in an uncontested election.

With respect to Proposals 2 and 3, a stockholder may cast a vote for or against the proposal or abstain from voting.

With respect to Proposal 2, the Say-on-Pay proposal, and Proposal 3, the ratification of the appointment of the Company’s independent auditors, under the Company’s Bylaws, the affirmative vote of a majority of the shares present or represented at the Annual Meeting and entitled to vote and voting on the matter will constitute the stockholders’ approval. Under the Company’s Bylaws, abstentions and broker non-votes are not considered to have been voted on such matters and have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matters by reducing the total number of shares from which the majority is calculated. The Say-on-Pay proposal is an advisory vote and the result will not be binding on the Board or the Company.

Majority Voting Policy for Election of Directors

Our Board has adopted a majority voting policy with respect to the election of Directors, which is set forth in the Corporate Governance Guidelines of the Company. The majority voting policy applies only to uncontested elections for Directors (i.e., elections in which the number of nominees does not exceed the number of Directors to be elected) and requires an incumbent Director nominee to tender his or her resignation if he or she does not receive the favorable vote of at least a majority of the votes cast at any meeting for the election of Directors at which a quorum is present. Under the Company’s majority voting policy, a majority of votes cast means that the number of shares voted “for” a Director’s election exceeds 50% of the number of the votes cast with respect to that Director’s election. Votes cast include votes to withhold authority and exclude abstentions and broker non-votes with respect to that Director’s election.

The Corporate Governance Committee will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Corporate Governance Committee’s recommendation, and publicly disclose (by press release, a filing with the SEC or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The Corporate Governance Committee, in making its recommendation, and the Board, in making its decision, may each consider any factors or other information that they consider appropriate and relevant and may act in their sole and absolute discretion. The Director who has tendered his or her resignation in accordance with this policy may not participate in the consideration of such tendered resignation by either the Corporate Governance Committee or the Board.

If an incumbent Director’s resignation is not accepted by the Board, such Director will continue to serve until the next Annual Meeting and until his or her successor is duly elected and qualified, or his or her earlier resignation or removal. If a Director’s resignation is accepted by the Board, then the Board, in its sole discretion, may fill the resulting vacancy or otherwise take action pursuant to the applicable provisions of the Company’s Bylaws and the Company’s Restated Certificate of Incorporation in effect at such time.

Cost of Solicitation

All costs of solicitation of proxies will be borne by the Company. Other costs anticipated are those ordinarily incurred in connection with the preparation and mailing of proxy materials. In addition to solicitations of proxies by mail, the Company’s Directors, officers and other employees, without additional remuneration, may solicit proxies by telephone and in person.

Eligibility to Vote

Only holders of record of Lydall’s Common Stock at the close of business on March 1, 2013 (the “Record Date”) are entitled to vote at this Annual Meeting and any adjournment thereof. As of the Record Date, there were 17,124,773 shares of Common Stock issued and outstanding, the holders of which are entitled to one vote per share.

Obtaining Copies

Our Annual Report on Form 10-K containing financial statements for the fiscal year ended December 31, 2012 (“2012 Annual Report”), has been mailed to the stockholders with this proxy statement. This proxy statement, the 2012 Annual Report, a letter to the stockholders and the accompanying proxy card were first mailed to stockholders on or about March 15, 2013. Additionally, copies of the Company’s 2012 Annual Report may be printed from www.lydall.com or will be provided without charge, upon request. Requests may be directed to the Company at Lydall, Inc., P.O. Box 151, Manchester, CT 06045-0151, Attention: General Counsel.

PROPOSAL 1 — ELECTION OF DIRECTORS

The current term of office of all of the Company’s Directors expires at the 2013 Annual Meeting and when their successors are duly elected and qualified. The Corporate Governance Committee of the Board has nominated Dale G. Barnhart, Kathleen Burdett, W. Leslie Duffy, Matthew T. Farrell, Marc T. Giles, William D. Gurley, Suzanne Hammett, and S. Carl Soderstrom, Jr. for election as Directors of the Company until the 2014 Annual Meeting and until their successors are duly elected and qualified. Each nominee is currently serving as a Director of the Company, and each nominee has consented to serve if re-elected. If any nominee becomes unavailable to serve as a Director before the Annual Meeting, the Corporate Governance Committee may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Corporate Governance Committee.

The Corporate Governance Committee has determined that all nominees (other than Dale G. Barnhart, the Company’s President and Chief Executive Officer) are “independent” within the meaning of the applicable NYSE rules. There are no family relationships between any Director, nominee for Director or executive officer of the Company. The Corporate Governance Guidelines of the Company specify that at least a majority of the members of the Board, as well as all of the members of the Audit Review Committee, the Compensation Committee and the Corporate Governance Committee, shall be “independent” within the meaning of the applicable NYSE rules.

Under the Restated Certificate of Incorporation of the Company, the Board is empowered to establish the number of Directorships between three and fifteen. The Board has currently fixed the number of Directorships at eight.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote for the Director nominees designated by the Corporate Governance Committee. Proxies cannot be voted for a greater number of persons than the number of nominees named.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF ALL PERSONS
NOMINATED BY THE CORPORATE GOVERNANCE COMMITTEE AS DIRECTORS OF THE COMPANY.

Biographical Information

Set forth below is biographical information pertaining to each nominee for election as a Director of the Company, including his or her principal occupation and business experience for at least the past five years and the names of other public companies for which each nominee serves as a Director or has served as a Director during the past five years. Please refer to “Qualifications of Nominees” below for a further discussion of the specific experience, qualifications, attributes and skills of each nominee that led our Corporate Governance Committee to conclude that he or she should continue to serve as one of our Directors.

Dale G. Barnhart, 60, has served as a Director since October 2007 and as our President and Chief Executive Officer since August 2007. Mr. Barnhart was the Chief Executive Officer of Synventive Molding Solutions, a manufacturer of hot runner systems, machine nozzles, temperature controllers and sprue bushings for the injection molding industry, from 2005 to 2007. Prior to that, Mr. Barnhart was a consultant working with two private equity groups and was President of Invensys Climate Control, a provider of products and services to the heating, ventilating and air conditioning and commercial refrigeration markets.

Kathleen Burdett, 57, has served as a Director since June 2003, as Chair of our Audit Review Committee since April 2004 and as a member of our Corporate Governance Committee since April 2008. Ms. Burdett served as Vice President and Chief Financial Officer of Dexter Corporation, or Dexter, a developer and manufacturer of nonwoven products primarily used in the food packaging, medical, and hygiene markets, specialty polymers primarily used in the aerospace and electronics markets and precise, reproducible biological, and biochemical products used for applications in the life sciences industry, from 1994 until Dexter’s merger with Invitrogen Corporation, or Invitrogen, in 2000. From 2000 until her retirement in 2002, Ms. Burdett served as a consultant to Invitrogen. Prior to that, Ms. Burdett served as the Controller and Principal Accounting Officer of Dexter and as a member of the Board of Directors of Life Technologies, Inc., or Life Technologies, a majority owned subsidiary of Dexter, and as Chair of the Audit Committee and as a member of the Executive Committee and the Compensation Committee of Life Technologies.

W. Leslie Duffy, Esq., 73, has served as a Director since May 1992, as Chair of our Board since August 2005 and as a member of our Corporate Governance Committee since May 2003. Mr. Duffy is a retired partner of the law firm of Cahill Gordon & Reindel LLP, where he worked from 1965 to 2012.

Matthew T. Farrell, 56, has served as a Director since August 2003, as a member of our Audit Review Committee since August 2003 and as a member of our Compensation Committee since August 2004. Mr. Farrell currently is the Executive Vice President Finance and Chief Financial Officer of Church & Dwight Co., Inc., which manufactures and markets a wide range of products under the ARM & HAMMER® brand name. He has held that position since 2006. Prior to that, Mr. Farrell served as Executive Vice President and Chief Financial Officer of Alpharma, Inc., a specialty pharmaceutical company. In addition, Mr. Farrell previously served as Director, Corporate Audit, and Chief Financial Officer of the specialty chemicals business for AlliedSignal and as Vice President, Investor Relations and Communications, and a member of the enterprise leadership team at Ingersoll-Rand PLC. Mr. Farrell began his career with KPMG Peat Marwick LLP, where he was an audit partner from 1989 until 1994.

Marc T. Giles, 57, has served as a Director since April 2008 and as a member of each of our Compensation Committee and our Corporate Governance Committee since April 2008. Mr. Giles currently serves on the board of Checkpoint Systems, Inc., a global supplier of shrink management, merchandise visibility and apparel labeling solutions. He is also a Director of Gerber Scientific, Inc., or Gerber Scientific, a manufacturer that provides software, computerized manufacturing systems, supplies and services to a wide variety of industries, which was acquired by a private equity firm in August 2011. He was the President and Chief Executive Officer of Gerber Scientific from 2001 until February 2012, and provided transitional executive services to Gerber Scientific through December 31, 2012. Mr. Giles previously served as Senior Vice President and President of Gerber Technology, Inc., or Gerber Technology, a subsidiary of Gerber Scientific. Prior to joining Gerber Technology, Mr. Giles served in several senior positions in business unit management, strategy development, mergers and acquisitions and sales and marketing management with FMC Corp., a manufacturer of machinery and chemicals.

William D. Gurley, 64, has served as a Director since April 2006, as Chair of our Compensation Committee since April 2008 and as a member of our Corporate Governance Committee since April 2006. From 2005 to 2011, Mr. Gurley served as a member of the New England Advisory Council of the Federal Reserve Bank of Boston. From 1995 until his retirement in 2006, Mr. Gurley served as President and Chief Executive Officer of Stanadyne Corporation, or Stanadyne, an engine components and fuel systems manufacturer for industries including automotive and filtration. Prior to that, Mr. Gurley held various senior executive positions at Stanadyne, including Executive Vice President of Marketing, Engineering and Operations. Mr. Gurley served as a Director on Stanadyne’s Board of Directors from 1989 to 2006. Prior to joining Stanadyne, Mr. Gurley worked in the Automotive Products Division of Garrett Corporation and the Packard Electric Division of General Motors Corporation.

Suzanne Hammett, 57, has served as a Director since January 2000, as a member of our Audit Review Committee since May 2003 and as a member of our Compensation Committee since April 2004. Ms. Hammett currently is the Executive Vice President and Chief Credit Risk Officer for Capital One, N.A., a diversified bank that offers financial products and services to consumers, small businesses and commercial clients. She has held that position since 2007. Prior to joining Capital One, N.A., Ms. Hammett served as the Executive Vice President, Chief Risk Officer for the Radian Group Inc., a credit enhancement company, from 2005 to 2007. Ms. Hammett began her career with J.P. Morgan Chase & Co., where she was an Executive Vice President and held numerous senior positions, including Head of Credit Risk Policy.

S. Carl Soderstrom, Jr., 59, has served as a Director since June 2003, as Chair of our Corporate Governance Committee since August 2004 and as a member of our Audit Review Committee since June 2003. Mr. Soderstrom currently is a member of the Board of Directors of FreightCar America, Inc., and serves as Chair of the Audit Committee and as a member of their Nominating and Corporate Governance Committee. In addition, Mr. Soderstrom currently is a member of the Board of Directors of Westar Energy, Inc., and serves as a member of their Nominating and Governance Committee and Finance Committee. From 1986 until his retirement in 2004, Mr. Soderstrom held various senior positions at ArvinMeritor, Inc., or ArvinMeritor, a global supplier of a broad range of integrated systems, modules and components serving light vehicle, commercial truck, trailer and specialty original equipment manufacturers and certain aftermarkets, including Senior Vice President and Chief Financial Officer. Prior to joining ArvinMeritor, Mr. Soderstrom held positions with General Electric Company and the ALCO Controls Division of Emerson Electric Co.

Nomination Process

The Corporate Governance Committee is responsible for identifying individuals who are qualified to be Directors, consistent with criteria approved by the Board, and selecting the Director nominees for each Annual Meeting. In fulfilling its responsibility, the Corporate Governance Committee evaluates the skills and expertise needed by the Board and the skills and expertise that are possessed by current Board members. The Corporate Governance Committee seeks persons of the highest ethical standing and proven integrity, and with demonstrated ability and sound judgment, to serve as members of the Board.

When considering candidates for Director, the Corporate Governance Committee takes into account a number of factors, including the following criteria approved by the Board: (i) whether the candidate is independent under the NYSE rules, the rules and regulations under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the independence standards adopted by the Board; (ii) whether the candidate has skills and expertise needed by the Board; (iii) whether the candidate has demonstrated ability and judgment; (iv) whether the candidate has prior experience as a corporate Director; (v) whether the candidate has prior public company experience; (vi) whether the candidate has prior experience in manufacturing companies; and (vii) the extent to which the candidate has other time commitments and obligations that might interfere with his or her duties and responsibilities as a Director. All members of the Audit Review Committee must meet the additional standards for independence applicable to members of an audit committee under Section 10A(m) of the Exchange Act and the NYSE rules and must satisfy the financial literacy requirements of the NYSE rules. At least one member of the Audit Review Committee must be an “audit committee financial expert,” as defined under rules promulgated by the SEC. Not all Directors need to fulfill all criteria; rather, the Corporate Governance Committee seeks candidates whose skills balance or complement the skills of other Board members. No Director may sit on more than four boards of publicly-traded companies in addition to the board of the company by which he or she is employed.

The Corporate Governance Committee has not adopted a written policy with regard to the consideration of diversity when evaluating candidates for Director. However, in practice, the Committee considers diversity of viewpoint, professional experience, education and skill in assessing candidates for the Board to ensure breadth of experience, knowledge and abilities within the Board. The Committee does not assign specific weights to particular criteria that the Committee reviews and no particular criterion is a prerequisite for the consideration of any prospective nominee.

When seeking candidates for Director, the Corporate Governance Committee may solicit suggestions from incumbent Directors, management or others. In some cases, the Corporate Governance Committee has employed a search firm to identify appropriate candidates and perform screening interviews and reference checks for candidates who are then interviewed by the Corporate Governance Committee and presented to the Board if appropriate.

Unless otherwise requested by the Corporate Governance Committee, a Director shall offer not to stand for re-election at any Annual Meeting that follows his or her seventieth birthday. In addition, a Director shall tender his or her resignation following any change in the Director’s employment status or principal position, or any other significant change in their personal circumstances. The Board may ask the Director not to resign, or may defer acceptance of the resignation. Mr. Duffy celebrated his seventy-third birthday on December 31, 2012, and also experienced a change in his employment status in 2012 when he retired as Senior Counsel to Cahill Gordon. Mr. Duffy offered not to stand for re-election at the 2013 Annual Meeting and tendered his resignation as a member of the Board. After considering Mr. Duffy’s many contributions to the Board and his specialized experience in an area of critical importance to the Company, the Corporate Governance Committee recommended to the full Board that Mr. Duffy be asked to agree to stand for re-election at the 2013 Annual Meeting as a Director and rejected Mr. Duffy’s resignation. Mr. Duffy agreed to continue to serve as a Director and to stand for re-election. The Board approved the recommendation of the Corporate Governance Committee. Mr. Giles also experienced a change in his employment status in 2012. Mr. Giles tendered his resignation as a member of the Board. After considering Mr. Giles’ many contributions to the Board and his specialized experience in several areas of importance to the Company, the Corporate Governance Committee rejected Mr. Giles’ resignation. Mr. Giles agreed to continue to serve as a Director and to stand for re-election. The Board ratified the actions of the Corporate Governance Committee.

In connection with nominating Directors for re-election at the Annual Meeting in 2013, the Corporate Governance Committee took into consideration the reports issued by two proxy advisory services firms last year that stockholders withhold their votes with respect to the re-election of each of the individuals who serve as members of the Audit Review Committee. The Corporate Governance Committee believes that each of the Audit Review Committee members is eminently qualified, as detailed below, to serve as Directors and as members of the Audit Review Committee. Moreover, in recommending such persons for re-election at the 2013 Annual Meeting, the Corporate Governance Committee further took into consideration the following:

•	that the Company has received an unqualified opinion on its annual financial statements from its outside auditor for at least the past decade indicating that its annual financial statements present fairly, in all material respects, the financial position of Lydall and its subsidiaries and the results of operations and cash flows for the respective periods in accordance with U.S. generally accepted accounting principles;
•	that the material weakness in internal control over financial reporting at December 31, 2011 and the material weakness in internal control over financial reporting at December 31, 2010 that were the source of the adverse voting recommendations have been fully remediated;
•	that there was no material weakness as of December 31, 2012;

•	that the Audit Review Committee has exercised effective oversight over the implementation of remediation plans for each of the previous material weaknesses; and
•	that, although it has revised certain prior period financial statements to correct for errors immaterial to previously reported periods, the Company has not restated or amended any of its financial statements previously filed with the SEC in the last ten years.

Qualifications of Nominees

The Corporate Governance Committee believes the Company is well-served by its current Directors, and all such persons are willing to continue to serve as Directors. Accordingly, the Corporate Governance Committee has nominated all incumbent Directors for re-election at the Annual Meeting.

In connection with its consideration of Director nominations for the Annual Meeting, the Corporate Governance Committee considered the factors described above under “Nomination Process.” The Corporate Governance Committee has determined that each of the nominees for re-election, other than Mr. Barnhart, is “independent” as defined by the NYSE rules and that each of the nominees for re-election, including Mr. Barnhart, are free from the influence of any particular stockholder or group of stockholders whose interests may diverge from the interests of the Company’s stockholders as a whole. In addition, the Corporate Governance Committee has determined that each member of our Audit Review Committee is “financially literate” within the meaning of the NYSE rules and is an “audit committee financial expert” as defined under rules promulgated by the SEC. Each nominee also brings a unique background and set of skills to our Board, giving the Board as a whole competence and experience in a wide variety of areas, including executive management, manufacturing, marketing, finance, legal, private equity, corporate governance and other board service. Set forth below is each nominee’s specific experience, qualifications, attributes and skills that led the Corporate Governance Committee to conclude that he or she should serve as one of our Directors.

Mr. Barnhart is the President and Chief Executive Officer of the Company. As such, he brings an in-depth understanding of the Company’s business, including its employees, products and markets, to our Board. In addition, Mr. Barnhart provides valuable insight through his prior executive management experience with other manufacturing businesses that are comparable to Lydall, including setting an overall strategic direction for company growth and implementing plans to effectively execute growth strategies including in international markets. Mr. Barnhart is also experienced in Lean Six Sigma, the business management strategy utilized by the Company to improve efficiency, reduce costs and meet customer expectations.

Ms. Burdett is the former Vice President and Chief Financial Officer of a publicly held manufacturing company that developed and manufactured products for the life sciences industry and manufactured and sold nonwoven fiber products. Our Charter Medical business markets and sells products in the life sciences industry and our Performance Materials business manufactures and sells nonwoven fiber products. In addition to her relevant industry experience, Ms. Burdett has prior experience serving as a Director of another publicly held company where she chaired its Audit Committee and served as a member of its Executive and Compensation Committees.

Mr. Duffy is former Senior Counsel to an international law firm, where he specialized in transactional and corporate governance matters. He has approximately forty-seven years of experience advising numerous business entities operating in a variety of industry sectors, including oil and gas, pharmaceuticals, healthcare, automotives, professional services, industrial manufacturing, telecommunications, consumer products, and food services, and on a variety of situations. He also is knowledgeable about the Company and its operations, having served on our Board since 1992.

Mr. Farrell is the Executive Vice President and Chief Financial Officer of a publicly held manufacturing business that markets a wide range of personal care, household and specialty products. He has prior experience serving as an audit partner of KPMG Peat Marwick LLP and as a member of the executive management team of another publicly held company that manufactured and sold products in the life sciences industry. In addition to his relevant industry experience and knowledge, Mr. Farrell has relevant professional expertise from senior management positions he has held in investor relations and communications as well as his current role as Chief Financial Officer of a public company.

Mr. Giles is a Director and the former President and Chief Executive Officer of a global manufacturing business that is comparable in size to the Company and provides software, computerized manufacturing systems, supplies and services to a wide variety of industries in over 100 countries. Until August 2011, this manufacturing business was publically traded on the NYSE. Mr. Giles also serves as a Director of an NYSE listed public company that is a supplier of shrink management, merchandise visibility and apparel labeling solutions to customers worldwide. In addition, Mr. Giles has prior experience in general management and strategy development, mergers and acquisitions, sales and marketing, and business development.

Mr. Gurley is the former President and Chief Executive Officer of a manufacturer of engine components and fuel systems. He is knowledgeable about the automotive industry in which the Company operates, having prior work experience for the executive management teams of other businesses serving the industry. He also is knowledgeable about marketing, engineering, operations and strategic planning of highly engineered products in both publicly owned and privately held companies in the United States, Europe, Asia and South America.

Ms. Hammett is the Executive Vice President and Chief Risk Officer of one of the largest banking institutions in the United States, and she has prior experience working for a number of other financial institutions and investment banks. She is knowledgeable about commercial finance, business analysis and credit risk management, all of which are important to the Company’s business.

Mr. Soderstrom is the former Senior Vice President and Chief Financial Officer of a tier one global supplier to the automotive industry. He has also held senior management positions in engineering, quality management and procurement. He currently is a Director of two other publicly held corporations, and he is a member of the Nominating and Governance Committees at both companies. He also serves as the Chair of the Audit Committee at one of those public companies, and as a member of the Finance Committee at the other.

Nominations by Stockholders

The Corporate Governance Committee will consider written proposals from stockholders for nominees for Director, provided such proposals meet the requirements set forth in the Company’s Bylaws. All such proposals will be evaluated in accordance with the criteria described above. The Corporate Governance Committee also will consider and evaluate the additional information required to be submitted by the stockholder submitting the proposal. For a description of the procedures a stockholder must follow to nominate a person for election to the Board, please see “Stockholder Proposals and Director Nominations” below.

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the 2011 Annual Meeting, as recommended by the Board, our stockholders indicated a preference for annual stockholder advisory votes on the compensation of the Company’s Named Executive Officers (commonly referred to as “Say-on-Pay”). Accordingly, the Company submits this Say-on-Pay vote to the stockholders of the Company. Although the Say-on-Pay vote is non-binding, the Board and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding the Company’s executive compensation programs.

The goal of the Company’s executive pay program is to align more closely the interests of executives and stockholders and create long-term value for the Company’s stockholders. To this end, for 2012, the compensation of the Named Executive Officers (except for Mr. Julian and Mr. Williams, two Named Executive Officers newly hired during 2012), and certain other members of management, consisted of four basic components, three of which were tied to performance against financial metrics and/or the market price of the company’s stock:

•	Base salary;
•	Annual cash bonuses based on the Company or business unit achieving operating income, gross margin and free cash flow financial goals set at the beginning of the year;
•	Performance-based restricted stock awards based on the Company achieving earnings per share goals; and
•	Qualified and nonqualified stock options providing value only when the share price increases.

For example, approximately 63% of the compensation paid to the Chief Executive Officer (the “CEO”) for 2012 was variable based on Company performance against financial metrics and/or the market price of the Company’s stock. Said compensation was calculated as the sum of his 2012 salary, his 2012 incentive plan payment, the stock awards granted to him in December 2009 that could have been earned based on 2012 performance, the options granted to him in 2012, and other cash compensation in 2012.

For more information, please see “Compensation Discussion and Analysis: Overview — Executive Summary” at page 16 and the discussion that follows.

For all of the Named Executive Officers, the annual cash bonus earned and the long term equity awards granted are tied to a mix of operating income, gross margin, free cash flow and/or earnings per share metrics — specific financial metrics that the Compensation Committee believes align to the creation of stockholder value. If a financial metric is not satisfied, no cash bonus is paid with respect to that metric and the performance shares tied to that metric are forfeited.

Similarly, stock options granted to the Named Executive Officers only have value if the share price of the Company’s stock appreciates from the date of grant.

Stockholders are urged to read the “Compensation Discussion and Analysis,” which begins on page 16 and which discusses how the Company’s compensation policies and procedures implement the Company’s compensation philosophy, as well as the “2012 Summary Compensation Table” and other related compensation tables and the narrative disclosures that describe the compensation of the Company’s Named Executive Officers in fiscal 2012. The “Compensation Discussion and Analysis” highlights in more detail how the compensation of the Named Executive Officers in fiscal 2012 reflected our pay-for-performance philosophy and other key features of our executive compensation program that are designed to align the interests of the Named Executive Officers and stockholders. The Board and the Compensation Committee believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in implementing the Company’s compensation philosophy and in achieving its goals, and that the compensation of the Named Executive Officers in fiscal 2012 reflects and supports these compensation policies and procedures.

In accordance with Section 14A of the Exchange Act, the Company is asking stockholders to indicate their approval of the Company’s Named Executive Officer compensation as described in this Proxy Statement. Accordingly, the Company is asking stockholders to vote “FOR” the following non-binding advisory resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.”

The outcome of this advisory vote does not overrule any decision by the Company or the Board (or any committees thereof), create or imply any changes to the fiduciary duties of the Company or the Board (or any committees thereof), or create or imply any additional fiduciary duties for the Company or the Board (or any committees thereof).

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION
OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT
TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

PROPOSAL 3 —  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The firm of PricewaterhouseCoopers LLP (“PwC”) has audited the consolidated financial statements of the Company since 1995, and the Audit Review Committee desires to continue the services of this firm for the current fiscal year. The Audit Review Committee has, therefore, appointed PwC to serve as independent auditors to conduct an audit of the Company’s consolidated financial statements for the fiscal year ending December 31, 2013. Representatives of PwC are expected to be present at the Annual Meeting, will have the opportunity to make a statement at the Annual Meeting if they desire to do so, and are expected to be available to respond to appropriate questions.

Appointment of the Company’s independent auditors is not required to be submitted to a vote of the stockholders of the Company for ratification. However, the Audit Review Committee has recommended that the Board submit this matter to the stockholders as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Review Committee will reconsider whether to retain PwC and may retain that firm, or another, without resubmitting the matter to the Company’s stockholders. Even if the appointment is ratified, the Audit Review Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and the stockholders.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS FOR FISCAL YEAR 2013.

Principal Fees and Services

The following table presents fees for professional audit services for the audit of the Company’s annual consolidated financial statements for fiscal years ended December 31, 2012 and December 31, 2011, and fees for other services rendered by PwC during those periods:

Fee Category	Fiscal 2012	% of Total	Fiscal 2011	% of Total
Audit fees	$1,024,000	100%	$1,226,000	97.2%
Audit-related fees	—	—	—	—
Tax fees	—	—	35,000	2.8%
All other fees	—	—	—	—
Total Fees	$1,024,000	100%	$1,261,000	100%

Audit fees are related to services rendered in connection with the annual audit of the Company’s consolidated financial statements, including Sarbanes-Oxley Section 404 controls testing, the quarterly reviews of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q and international statutory audits. The majority of the work was performed by full-time, permanent employees of PwC. Tax fees consisted primarily of tax compliance and advisory services. These services consisted of fees billed for professional services related to federal, state, local and international tax compliance. No portion of these fees was related to system design or implementation services.

All of the services described above were approved by the Audit Review Committee pursuant to the SEC rules that require audit committee pre-approval of audit and non-audit services. On an ongoing basis, management communicates specific projects and categories of services for which advance approval of the Audit Review Committee is required. The Audit Review Committee reviews these requests and advises management and the independent auditors if the Audit Review Committee pre-approves the engagement of the independent auditors for such projects and services. On a periodic basis, the independent auditors report to the Audit Review Committee the actual spending for such projects and services as compared with the approved amounts. The Audit Review Committee may delegate the ability to pre-approve audit and permitted non-audit services to a sub-committee or the Chair of the Audit Review Committee, provided that any such pre-approvals are reported at the next Audit Review Committee meeting.

The Audit Review Committee has considered whether the services provided by PwC, other than audit services, are compatible with maintaining that firm’s independence and has concluded that PwC is independent.

CORPORATE GOVERNANCE

General

Pursuant to the Delaware General Corporation Law and the Company’s Bylaws, the Company’s business, property and affairs are managed by or under the direction of the Board. Members of the Board are kept informed of the Company’s business through discussions with the Chief Executive Officer and other officers, by reviewing materials provided to them, and by participating in meetings of the Board and its committees.

The Company is committed to good corporate governance practices to ensure that the Company is managed for the long-term benefit of its stockholders. The Board has adopted Corporate Governance Guidelines to provide a framework for the effective governance of the Company. The Corporate Governance Committee periodically reviews the Corporate Governance Guidelines and recommends changes, as appropriate, to the Board for approval.

The Board has three standing committees to facilitate and assist the Board in executing its responsibilities: the Audit Review Committee, the Compensation Committee and the Corporate Governance Committee. In accordance with NYSE rules, each Committee is comprised solely of non-employee, independent Directors. The Board has adopted a charter for each of the three standing committees and the Company has a Code of Ethics and Business Conduct applicable to all Directors, officers and employees. Links to these materials can be found on Lydall’s website at www.lydall.com. All materials available at www.lydall.com are also available to stockholders in print without charge, upon written request to Lydall, Inc., P.O. Box 151, Manchester, CT 06045-0151, Attention: General Counsel.

Committees

The table below shows current membership and indicates the chairperson (*) for each of the standing Board committees, each of whom is independent within the meaning of the applicable NYSE rules.

Audit Review	Compensation	Corporate Governance
Kathleen Burdett*	Matthew T. Farrell	Kathleen Burdett
Matthew T. Farrell	Marc T. Giles	W. Leslie Duffy
Suzanne Hammett	William D. Gurley*	Marc T. Giles
S. Carl Soderstrom, Jr.	Suzanne Hammett	William D. Gurley
S. Carl Soderstrom, Jr.*

The Audit Review Committee assists the Board in fulfilling its responsibility to oversee the integrity of the Company’s financial reporting process, including the performance of the Company’s systems of internal accounting and financial controls, the Company’s internal audit function, the outside auditors’ qualifications and independence, the Company’s process for monitoring compliance with applicable legal, regulatory and ethics programs, and the annual independent audit of the Company’s financial statements.

The Audit Review Committee meets periodically with management to consider the adequacy of the Company’s internal controls and its financial reporting process. It also discusses these matters with the Company’s internal auditors, independent auditors, and appropriate Company financial personnel. The Audit Review Committee reviews the Company’s financial statements and discusses them with management and the independent auditors before those financial statements are filed with the SEC.

The Audit Review Committee meets regularly in private session with the independent auditors, has the sole authority to retain and dismiss the independent auditors, and periodically reviews their performance and independence from management. The independent auditors have unrestricted access to, and report directly to, the Audit Review Committee.

Audit Committee Financial Expert — The Board has determined that each member of the Audit Review Committee is “financially literate” within the meaning of the NYSE rules, is an “audit committee financial expert” as that term is defined under Item 407(d)(5)(ii) of Regulation S-K, and is “independent” for purposes of NYSE rules and Section 10A(m)(3) of the Exchange Act.

The Compensation Committee has overall responsibility for the Company’s compensation of management, incentive plans and programs. The duties and responsibilities of the Compensation Committee as set forth in its Charter include: making recommendations to the Board regarding the Company’s incentive and equity-based compensation plans and non-CEO compensation policy; reviewing and approving the Company’s goals and objectives relevant to compensation (including CEO compensation), such as the goal of attracting and retaining highly qualified individuals and motivating individual performance leading to increased stockholder value; determining and approving the Chief Executive Officer’s annual compensation, including incentive awards; reviewing and discussing the Company’s Compensation Discussion and Analysis (CD&A) with management and, based upon such review and discussion, considering whether it will recommend to the Board that the CD&A be included in the Company’s proxy statement; preparing the Compensation Committee Report for inclusion in the proxy statement required by applicable SEC rules; approving all grants of stock awards pursuant to the Company’s stock incentive compensation plans; approving all employment agreements and compensation arrangements for the CEO, the Named Executive Officers and other direct reports of the CEO; reviewing whether risks associated with the Company’s compensation policies and practices are reasonably likely to have a material adverse effect on the Company; and reviewing the form and amount of compensation for non-management Directors and recommending changes to the Board.

The Corporate Governance Committee has overall responsibility for developing Board membership and overseeing corporate governance of the Company. The Corporate Governance Committee is responsible for: identifying individuals who are qualified to become Board members consistent with criteria approved by the Board; selecting the Director nominees for the next Annual Meeting; making recommendations to the Board as to the membership and chairperson of each standing committee; developing and recommending to the Board a set of corporate governance guidelines applicable to the Company designed to provide for effective and efficient governance of the Company; overseeing the evaluation of the Board; and providing guidance on matters relating to corporate governance. Other duties and responsibilities of the Corporate Governance Committee include: assessing whether a director nominee who does not receive a “majority of the votes cast” in an uncontested election of directors should continue to serve as a director; reviewing annually the relationships between directors, the Company and members of management and recommending to the Board whether each director qualifies as “independent” under the Board’s definition of “independence” and the applicable NYSE rules; periodically reviewing the Board’s leadership structure to assess whether it is appropriate given the specific characteristics or circumstances of the Company; overseeing the development of a succession plan for the Chief Executive Officer and contingency planning to provide for the event that one or more senior managers were to leave the employment of the Company; evaluating the Chief Executive Officer’s performance annually and overseeing the evaluation of the Company’s executive officers; and reviewing and approving all director and officer indemnification and insurance arrangements.

Leadership Structure

The Company’s Bylaws provide that the Board may elect from its members a Chair of the Board and, if the Board so determines, a Vice Chair of the Board, neither of whom shall be deemed to be officers or employees of the Company, unless otherwise specifically determined by the Board. Pursuant to this authority, the Board has elected Mr. Duffy as the Chair of the Board. Neither the Company’s Bylaws nor the Company’s Corporate Governance Guidelines specify that the position of Chair may not be held by a corporate officer, such as the President and Chief Executive Officer of the Company, but the Company has had a non-management Chair since 1998. The Board and the Corporate Governance Committee believe this leadership structure is appropriate for the Company at the present time because separation of the offices of Chair of the Board and the Chief Executive Officer:

•	enhances the independent oversight of the Company and the Board’s leadership role in fulfilling its oversight responsibilities;
•	frees the Chief Executive Officer to focus on Company operations instead of Board administration;
•	provides the Chief Executive Officer with an experienced sounding board; and
•	enhances the independent and objective assessment of risk by the Board.

Independence Determination

The Board has concluded that all of the non-employee Directors, including all of those who serve on the above-described committees, are “independent” for purposes of the applicable NYSE rules, and that the members of the Audit Review Committee are also “independent” for purposes of Section 10A(m)(3) of the Exchange Act. The Board based its independence determinations primarily on a review of the responses of the Directors to questions regarding employment and compensation history, affiliations, family and other relationships (which responses indicated that no relationships or transactions exist), together with an examination of those companies with whom the Company transacts business. Although the Board maintains categorical standards to assist in determining whether non-employee Directors are independent, given the absence of any relationships or transactions between non-employee Directors and the Company, the categorical standards were not used in connection with the Board’s determinations in February 2012 or February 2013. The categorical standards are set forth in the Company’s Corporate Governance Guidelines (available on www.lydall.com).

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee are independent Directors for purposes of the NYSE rules. No executive officer of the Company has served as a Director or a member of a compensation committee of another company where any member of the Compensation Committee is an executive officer.

Risk Oversight

The Board oversees the Company’s risk management processes directly and through its committees. Company management is responsible for risk management on a day-day basis. A role of the Board and its committees is to oversee the risk management activities of management. The Board fulfills this role by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices. In general, the Board oversees the business and strategic risks of the Company; the Audit Review Committee oversees financial reporting and compliance risks confronting the Company; and the Compensation Committee oversees risks associated with the Company’s compensation policies and practices, including variable cash compensation, equity compensation and change in control arrangements. Each committee reports to the full Board on a regular basis. In addition, since risk issues often overlap, committees may from time to time request that the full Board review and consider particular risks.

The Company provides detailed Risk Factors impacting its business in its Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q filed with the SEC.

Related Party Transactions

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, the Company prefers to avoid related party transactions.

The Company has a policy for the review and prior approval of all related party transactions by the Corporate Controller’s Department. In addition, annually, the Corporate Secretary obtains responses of the Directors and executive officers to questions as to whether a family member of a Director or executive officer is employed by the Company and whether a Director or executive officer has any other relationship with the Company. The Company compiles a list of those companies reported (if any) and compares it against the record of companies with whom the Company transacts business, noting the dollar volume of transactions with such companies, if any. The Company then provides a report to the members of the Audit Review Committee, which reviews the information.

The Company did not engage in any related party transactions requiring disclosure during fiscal year 2012.

Board Attendance

During fiscal year 2012, the Board held nine meetings (including four special meetings). The Audit Review Committee held eight meetings (including three special meetings); the Compensation Committee held ten meetings (including five special meetings), and the Corporate Governance Committee held six meetings (including two special meetings). Each of the Directors attended at least 75% of the aggregate of the number of meetings of the Board and of the Board committees of which he or she was a member during fiscal year 2012. The Board’s practice is to meet in executive session without members of management present at every regularly scheduled Board meeting held in person and at special meetings as circumstances warrant. These sessions are presided over by the Chair of the Board.

A Board meeting is scheduled in conjunction with the Company’s Annual Meeting and, in accordance with the Corporate Governance Guidelines, all of the Director nominees are expected to attend the Annual Meeting. All Director nominees attended last year’s Annual Meeting.

Communications With Directors

Stockholders of Lydall and other parties may contact the Chair of the Board by email at: chairman@lydall.com and if interested in communicating with the Board, or any Director, may write to them at the following address:

Lydall, Inc.
P.O. Box 151
Manchester, CT 06045-0151

Communications are distributed to the Board, or to any individual Directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board has requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, such as product inquiries and complaints, new product suggestions, resumes and other forms of job inquiries, surveys, and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management Director upon request.

Additional Disclosures

In accordance with NYSE rules, in the event that any member of the Audit Review Committee simultaneously serves on the audit committees of more than three public companies, the Board will assess whether such simultaneous service impairs the ability of such member to effectively serve as a member of the Audit Review Committee and the Company will disclose such assessment either on or through the Company’s website or in its annual proxy statement or annual report on Form 10-K filed with the SEC. In addition, the Company will disclose either on or through the Company’s website or in its annual proxy statement or annual report on Form 10-K filed with the SEC any contributions by the Company to a tax exempt organization in which any non-management or independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues.

REPORT OF THE AUDIT REVIEW COMMITTEE

The Audit Review Committee (the “Committee”) operates under a written Charter adopted and approved by the Board. The Charter, which defines the functions and responsibilities of the Committee, is reviewed annually and was last revised in October 2011. A link to the Committee’s charter can be found on www.lydall.com.

During 2012, all Directors who served on the Committee were “independent” for purposes of the NYSE rules and Section 10A(m)(3) of the Exchange Act. The Board has determined that none of the Committee members has a relationship with the Company that may interfere with his/her independence from the Company and its management, and that each member is an “audit committee financial expert” as defined by the Securities and Exchange Commission.

Periodically, the Committee meets with management to consider the adequacy of the Company’s internal controls and the objectivity and appropriateness of its financial reporting. The Committee also discusses these matters with PwC, the Company’s independent auditors, appropriate Company financial personnel, and internal auditors, both separately and jointly. Independent and internal auditors of the Company have unrestricted access to the Committee.

Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls. The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America, and discuss with the Committee the Company’s significant accounting policies, accounting estimates and management judgments reflected in the financial statements, audit adjustments arising from the audit, and other matters in accordance with the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU, section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

This year, the Committee reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2012, and met with both management and PwC to discuss those financial statements. Management has represented to the Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. PwC has reported to the Committee that such financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of the Company in accordance with accounting principles generally accepted in the United States of America.

At each regularly scheduled Committee meeting during 2012, the Committee monitored and discussed with management and PwC the status of the Company’s compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. The Committee also reviewed and discussed with management and PwC management’s and PwC’s report and attestation on internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

The Committee has received from, and discussed with, PwC the written disclosure and the letter required by the Public Company Accounting Oversight Board relating to that firm’s independence from the Company.

Based on the foregoing, the Committee has recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Kathleen Burdett, Chair
Matthew T. Farrell
Suzanne Hammett
S. Carl Soderstrom, Jr.

COMPENSATION DISCUSSION AND ANALYSIS

Overview — Executive Summary

The goal of the Company’s executive pay program is to align more closely the interests of executives and stockholders and create long-term value for the Company’s stockholders. To this end, for 2012, the compensation of the Named Executive Officers (except for Mr. Julian and Mr. Williams, two Named Executive Officers newly hired during 2012), and certain other members of management, consisted of four basic components, three of which were tied to performance against financial metrics and/or the market price of the company’s stock:

•	Base salary;
•	Annual cash bonuses based on the Company or business unit achieving operating income, gross margin and free cash flow financial goals set at the beginning of the year;
•	Performance-based restricted stock awards based on the Company achieving earnings per share goals; and
•	Qualified and nonqualified stock options providing value only when the share price increases.

For 2012, the Committee decided to maintain Named Executive Officer base salaries at 2011 levels and to provide additional incentives for superior performance by increasing the potential maximum payout under the Company’s annual incentive performance program (the “AIP Program”) if any of the performance metrics are exceeded. The Committee also introduced an additional metric — gross margin — as part of the 2012 AIP Program, and added a requirement that participants must be employed on the date of any AIP Program payout in order to receive such payout. A clawback feature was also added to the AIP Program in 2012, providing for recoupment of the amounts paid under certain circumstances (see “Adjustment or Recovery of Awards” below). The actual 2012 compensation of the Named Executive Officers reflects this philosophy of making a substantial portion of each executive’s compensation variable depending on the Company’s performance.

•	A cash payout at 115.6% of target was made to those Named Executive Officers receiving a bonus under the Company’s AIP Program based on consolidated performance metrics (as described in more detail below under “Annual Incentive Performance Program”) reflecting:
•	A payout at 122.5% of target with respect to the consolidated gross margin percentage metric (actual results were 20.5% versus a target level of 19.6%)
•	A payout at 70% of target with respect to the consolidated operating income metric (actual results were $21,378,000 versus a target level of $22,834,000)
•	A payout at 200% of target with respect to the adjusted consolidated free cash flow metric (actual results were $26,076,000 versus a target level of $24,546,000)
•	The performance-based restricted stock awards (three-year) granted in December 2009 with vesting tied to achievement of the required year-end 2012 threshold level of earnings per share from continuing operations were certified at 120% of target (actual earnings per share were $0.99, compared to a minimum adjusted payout target of $0.73) (for more details, see discussion below under “Payouts of Prior Awards Based on 2012 Performance”).

The Company’s compensation program for Named Executive Officers also reflects a number of other features designed to align the interest of the Named Executive Officers and stockholders. For example, the Company maintains stock ownership guidelines for the Chief Executive Officer and other senior executive officers (for more details, see discussion below under “Stock Ownership”). The Company has also included provisions related to the clawback or recoupment of compensation in its cash bonus programs and its equity compensation plans (see discussion below under “”Adjustment or Recovery of Awards”).

The Company also provides stockholders with the opportunity to cast an annual say-on-pay vote.

Compensation Objectives

Create Incentives That Motivate Performance

The key elements of executive compensation that depend on the Company’s financial and operating performance include:

•	annual incentive award payouts that are tied to achievement of financial performance targets, with opportunities for more compensation should actual results exceed targets; and
•	long-term incentive awards that are made in the form of performance-based stock awards (which are contingent upon the Company achieving specific financial targets) and stock options (which only have value if the stock price increases after the date of grant).

Align Management and Stockholder Interests

The Committee also provides compensation and adopts policies designed to align the interests of executives with those of the stockholders. These include:

•	granting executives compensation opportunities in the form of equity awards, so that the actual compensatory value of an award is directly connected to the Company’s stock price;
•	making cash and equity awards contingent upon the Company achieving financial measures that correlate with long-term stockholder value such as income from operations, earnings per share, free cash flow and gross margin;
•	adopting share retention guidelines that require executives to acquire and hold an amount of stock equal to a multiple of their annual base salaries;
•	including provisions relating to the clawback or recoupment of compensation in equity-based compensation programs and in cash bonus plans; and
•	updating its insider trading policies to prohibit hedging of Company stock and limit pledging of the Company’s stock.

Retain Executives

The Committee aims to attract, motivate and retain executive officers by:

•	offering competitive base salaries, annual cash bonuses tied to performance, and annual and long-term performance incentive opportunities; and
•	granting equity awards that require continued employment to vest.

Implementing Our Objectives

Overseeing Executive Compensation Programs

The Committee has been appointed by the Board to oversee matters relating to executive compensation. Reporting to the Board, the Committee also has overall responsibility for the Company’s compensation and incentive plans and programs. The Committee is composed exclusively of non-employee Directors who are “independent” as that term is defined under the NYSE rules. For a more detailed description of the Committee’s responsibilities and its composition, please see the discussion under the heading “Corporate Governance — Committees” in this proxy statement.

Determining Compensation

The Committee determines and approves the Chief Executive Officer’s compensation and approves the compensation for each of the other Named Executive Officers based upon the recommendations of the Chief Executive Officer. From time-to-time, the Committee engages independent compensation consultants to provide market and competitive information to assist it in understanding the competitive landscape for all of the Named Executive Officers and in developing compensation programs for them.

In determining compensation for the Named Executive Officers for fiscal 2012, including the grant of stock options in December 2011 (and for Mr. Julian and Mr. Williams, in November 2012 and August 2012, respectively) and performance-based restricted stock awards in May of 2012 (and for Mr. Julian and Mr. Williams, time-based restricted stock awards in November 2012 and August 2012, respectively) as part of fiscal 2012 compensation, the Committee considered competitive pay practices (as informed by the individual experience of the Committee members, the Company’s experiences in recruiting new executive officers, and the survey data referred to below); the executive’s individual performance, responsibilities, and experiences (as informed by the input received from the CEO with respect to each other executive officer and the Board’s annual evaluation of the CEO); the Company’s performance and financial condition; and external market and economic conditions.

In addition, the Committee reviews tally sheets (which summarize the five-year compensation histories of each Named Executive Officer) and an accumulated wealth analysis (which summarizes the long-term equity-based compensation accumulated by each Named Executive Officer over the past five years). The Committee also evaluates each individual’s total compensation compared with other executives within the organization.

The Committee does not assign specific weights to any of these factors described above and, ultimately, the Committee’s compensation decisions are subjectively reached based on the Committee’s business judgment.

Periodically throughout the year, the Committee discusses the philosophy for overall compensation, and considers whether to modify compensation and the relative mix of compensation elements.

Role of Management

The Chief Executive Officer assists the Committee with respect to the compensation packages for the Named Executive Officers other than himself. This assistance includes making recommendations regarding salary and incentive compensation levels based on management’s review of performance, achievement of goals and objectives, and competitive market information. Executive officers do not play a role in their own compensation determinations or that of others (except that the Chief Executive Officer and the Vice President — Human Resources are involved in the compensation determinations of other executive officers), except to discuss their own respective individual performance with the Chief Executive Officer. No executive officers are involved in determining Director compensation.

Role of Consultants

The Committee considers information and advice obtained from its compensation consultant, Meridian Compensation Partners, LLC. (“Meridian”) in determining the compensation packages for the Named Executive Officers. Meridian is retained directly by the Committee. None of the Committee members or the Company’s executive officers have any relationship with Meridian or the individual consultants employed by Meridian. Meridian has not provided any other services to the Company other than compensation consulting services to the Committee. The Committtee has determined that no conflicts of interest exist between the Company and Meridian.

In October 2010 the Committee commissioned and received an “Executive Compensation Analysis” report (the “2010 Analysis”) from Meridian and in October 2012 the Committee commissioned and received an “Executive Compensation Analysis” report (the “2012 Analysis”) from Meridian. The 2010 Analysis was considered, among other factors, in connection with setting Named Executive Officer compensation for 2011 and 2012, and the 2012 Analysis was considered, among other factors, in connection with setting Named Executive Officer compensation for 2013.

In the 2010 Analysis, Meridian reviewed the following components of pay for the then-current Named Executive Officers: salary, bonus (actual and target percentage), actual total cash compensation (salary plus actual bonus paid, if any), long-term incentives (i.e. the grant value of the most recent grants), actual total direct compensation (total cash compensation plus long-term incentives) and perquisites. Meridian compared these components of pay to the market median for executives at companies with similar gross revenues. Meridian used data from the Hewitt Total Compensation Database (consisting of companies with under $1 billion in revenue), the Mercer Benchmark Database (consisting of all companies with revenues less than $500 million), and the Towers Watson Survey Report (consisting of for-profit organizations, excluding financial services, with revenues between $100 and $449 million), adjusted for timing and to “size adjust” compensation data for business unit positions.

In the 2012 Analysis, Meridian reviewed the same components of pay for each of the current Named Executive Officers as it did in the 2010 Analysis (except for perquisites). Meridian compared these components of pay to the market median for executives at companies with similar gross revenues. Meridian used data from the Mercer Benchmark Database, and the Towers Watson Survey Report, adjusted for timing and to “size adjust” compensation data for business unit positions. The Committee was not provided with the identities of the various companies included in either of these surveys.

The surveys described above were used by the Committee to supplement its general understanding of current compensation practices, but were not used to determine or justify the Committee’s compensation decisions. The Committee does not target payment for any compensation element or total compensation to any specified level of the companies included in the survey data. The Committee does not have any policies for allocating between long-term and currently paid-out compensation, between cash and non-cash compensation, among different forms of non-cash compensation, or among different forms of long-term awards.

Elements of Compensation

The 2012 compensation for the Named Executive Officers consisted of: cash base salary; a cash performance bonus opportunity under the AIP Program; long-term equity incentive awards; and other compensation including miscellaneous perquisites. Each element of compensation is explained below.

Cash Compensation

The cash compensation payable to the Company’s executive officers includes their base salaries and their annual cash bonuses, if any, payable under the Company’s AIP Program.

Base Salary

No adjustments were made from 2011 levels to the base salaries of any of the Named Executive Officers for 2012. 2012 base salaries were considered and approved by the Committee at a regularly scheduled meeting of the Committee held on December 13, 2011. In establishing base compensation levels for Mr. Williams and Mr. Julian, who began employment during 2012, the Committee considered the responsibilities of the positions each would be taking on at the Company, as well as the total compensation packages (base salaries, bonuses, equity awards and other perquisites) each executive had been receiving from his previous employer, increases which would be necessary to attract both individuals to join Lydall, and the extent to which each would forfeit certain portions of their compensation in accepting employment with the Company (see also Long-Term Incentive Awards, below).

The 2012 base salaries of the Named Executive Officers were as follows:

Name	Base Salary for 2012 ($)
Dale G. Barnhart	496,112
Robert K. Julian(1)	350,000
Mona G. Estey	211,838
David H. Williams(2)	275,000
James V. Laughlan	193,430
Erika H. Steiner(3)	280,087
(1)	Mr. Julian’s employment with Lydall commenced effective October 29, 2012.
(2)	Mr. Williams’s employment with Lydall commenced effective July 16, 2012.
(3)	Ms. Steiner’s employment with Lydall ended on November 6, 2012.

Annual Incentive Performance Program

The Committee seeks to select performance metrics for the Company’s AIP Program that support the Company’s strategic objectives for the year. The performance metrics selected by the Committee for 2012 were:

•	Operating Income(1) — an important financial metric that is commonly used in compensation programs (this factor — either on a consolidated or business unit basis — represented half of the compensation opportunity under the AIP Program for 2012).
•	Operating Free Cash Flow(2) — an important metric for the Company as the Company has focused on managing its liquidity (this factor — either on a consolidated or business unit basis — represented one-quarter of the compensation opportunity under the AIP Program for 2012).
•	Gross Margin(3) — an important metric for the Company as the Company has focused on improving manufacturing efficiencies (this factor — either on a consolidated or business unit basis — represented one-quarter of the compensation opportunity under the AIP Program for 2012).

The design of the AIP Program for 2012 was approved by the Committee in March 2012. The AIP Program operates as follows:

•	Assignment of Target Bonus Percentage — The Committee approves for each eligible executive, including each of the Named Executive Officers, a bonus percentage of the participant’s base salary (the “Target Bonus Percentage”). The Target Bonus Percentages for the Named Executive Officers were determined on December 13, 2011 (except for Mr. Julian and Mr. Williams who joined the Company subsequently) based on the factors described above under “Determining Compensation”, with particular emphasis on an internal assessment of each participant’s position and responsibilities, and have not been modified since. Target Bonus Percentages under the AIP Program for 2012 for the Named Executive Officers ranged from 30% to 80% of base salary, as follows:

Name	Target Bonus Percentage
Dale G. Barnhart	80%
Robert K. Julian(1)	50%
David H. Williams(2)	40%
Mona G. Estey	35%
James V. Laughlan	30%
Erika H. Steiner(3)	40%
(1)	Mr. Julian commenced employment with the Company as Executive Vice President and Chief Financial Officer, effective as of October 29, 2012. Mr. Julian is eligible to participate in the AIP Program for the fiscal year ended 2012 at 50% of his base salary earned in 2012 in accordance with the terms and conditions of the AIP Program.
(2)	Mr. Williams commenced employment with the Company as President of the Company’s Performance Materials business, effective as of July 16, 2012. Mr. Williams is eligible to participate in the AIP Program for the fiscal year ended 2012 at 40% of his base salary earned in 2012 in accordance with the terms and conditions of the AIP Program.
(3)	Ms. Steiner’s employment with Lydall ended on November 6, 2012.
•	Performance Metrics — Under the AIP Program, performance metrics are established against which achievement of targets is measured (the “Performance Metrics”). The Committee established the following 2012 Performance Metrics for the Named Executive Officers employed at corporate headquarters (i.e., Mr. Barnhart, Mr. Julian, Ms. Estey, Mr. Laughlan and Ms. Steiner): consolidated operating income, consolidated free cash flow and consolidated gross margin. For the business unit employees eligible to participate in the AIP Program (including for 2012, Mr. Williams, whose business unit goals related to the Company’s Performance Materials business), the Committee established the following 2012 Performance Metrics: business unit operating income, business unit operating free cash flow, and business unit gross margin.

(1)	The AIP Program defines Operating Income as the operating income from continuing operations of the Company for the performance period, as set forth in the audited financial statements of the Company.
(2)	The AIP Program defines Operating Free Cash Flow as operating income plus depreciation/amortization, plus/minus changes in working capital, minus capital spending for the year. For purposes of the foregoing, working capital is defined as trade accounts receivable, plus inventory minus accounts payable, provided that in making such calculation accounts payable is calculated as the average ending balance of the last four months preceding any applicable determination date.
(3)	The AIP Program defines Gross Margin as the percentage resulting from (a) the excess, if any, of net sales from continuing operations over cost of sales from continuing operations, divided by (b) net sales from continuing operations.

•	Establishment of Performance Metrics Targets — The Committee annually approves targets for the Performance Metrics (the “Performance Metric Targets”). In March 2012, Performance Metric Targets for operating income, free cash flow and gross margins were established on a consolidated basis and for each of the Company’s four business units. All Performance Metric Targets and actual performance with respect to those targets are subject to adjustment by the Committee, in its discretion, if the Committee determines it is necessary or appropriate to adjust for the effects of extraordinary items, unusual or non-recurring events, changes in accounting principles, realized investment gains or losses, discontinued operations, acquisitions, divestitures, material restructuring or impairment charges and other similar items. For 2012, the consolidated operating income Performance Metric Target was $22,834,000, the consolidated free cash flow Performance Metric Target was $24,546,000 and the consolidated Gross Margin Performance Metric Target was 19.6%. Of the three consolidated metric targets, two were achieved above target and one was achieved above threshold but below target. The Company is not disclosing the targets for its business units because these targets represent confidential, commercially sensitive information. Of the twelve business unit metric targets established for participants in the plan for 2012, seven were achieved above target, two were achieved above threshold but below target, and three failed to reach threshold.
•	Target Bonus Percentage Allocation — For Named Executive Officers employed at corporate headquarters, the Target Bonus Percentage is divided between the consolidated Performance Metric Targets as follows: consolidated operating income (50%), consolidated free cash flow (25%) and consolidated gross margin (25%). For employees who are employed at the business units, the Target Bonus Percentage is divided between the Performance Metric Targets as follows: business unit operating income (50%), business unit free cash flow (25%) and business unit gross margin (25%).
•	Computation of AIP Program Cash Payout — Based on each individual’s Target Bonus Percentage and the Performance Metrics and the Performance Metric Targets, each participant’s cash bonus under the AIP Program is objectively determined and earned when, and to the extent that, the Performance Metric Target ranges indicated in the tables below are achieved and certified by the Committee:

Percentage of Operating Income and Free Cash Flow Performance Metric Targets Achieved	AIP Program Cash Bonus Earned
Below 80%	0% Payout
81% – 89%	5% – 45% Payout
90% to 99%	50% – 95% Payout
100%	100% Payout	(1)

Basis Points below Gross Margin Performance Metric Target	AIP Program Cash Bonus Earned
-100 or less	0% Payout
-90	10% Payout
-80	20% Payout
-70	30% Payout
-60	40% Payout
-50	50% Payout
-40	60% Payout
-30	70% Payout
-20	80% Payout
-10	90% Payout
Target	100% Payout	(1)
(1)	As described below, additional amounts may be payable for achievement above 100% of target.

To be eligible to receive a bonus payout under the AIP Program, a participant must be an employee in good standing as of the date the cash bonus is actually paid by Lydall, except as otherwise specifically agreed to by the Board or the Committee. Participants may earn an amount below or in excess of the target payout for each applicable Performance Metric Target, depending on the applicable Performance Metric that is achieved. If the operating income or free cash flow Performance Metric achieved is above 100% of the applicable Performance Metric Target, Named Executive Officers employed at corporate headquarters earn an additional payment equal to their proportionate amount of up to 30% of the excess of the consolidated operating income or consolidated free cash flow Performance Metric achieved above the

Performance Metric Target, and employees who are employed at the respective business units earn an additional payment equal to their proportionate amount of up to 30% of the excess of operating income or free cash flow Performance Metric achieved above the respective business unit Performance Metric Target. If the gross margin Performance Metric achieved is 10 or more basis points above the gross margin Performance Metric Target, Named Executive Officers employed at corporate headquarters and heads of business units earn an additional payment ranging from 2.5% up to 100% of the target payout for the gross margin Performance Metric, and other employees at corporate headquarters and employees who are employed at the respective business units earn an additional payment ranging from 1.25% up to 50% of the target payout for the gross margin Performance Metric. In all cases, the maximum AIP Program payment to any Named Executive Officer is 200% of such participant’s individual target bonus.

Based on the Company’s consolidated financial results for the year-ended December 31, 2012, the Committee determined that the Named Executive Officers earned the payments under the AIP Program set forth in the tables below:

	Consolidated Operating Income	Consolidated Free Cash Flow	Consolidated Gross Margin
Performance Achievement vs. Target	94.0%	106.0%	+90 BP
Bonus Earned: Base	70.0%	100.0%	100.0%
Bonus Earned: Additional For Exceeding Target	0.0%	100.0%	22.5%
Bonus Earned: Total	70.0%	200.0%	122.5%
Relative weight of the Performance Metric	50.0%	25.0%	25.0%
Total Bonus Earned vs. Target Payout		115.6%

Name	2012 Target Bonus	Bonus Earned vs. Target Payout	Actual Bonus Amount Earned
Dale G. Barnhart	$396,889	115.6%	$458,903
Robert K. Julian(1)	$23,558	115.6%	$27,238
Mona G. Estey	$74,143	115.6%	$85,728
James V. Laughlan	$58,029	115.6%	$67,096
Erika H. Steiner(2)	$112,035	0%	$0
(1)	Mr. Julian commenced employment with the Company as Executive Vice President and Chief Financial Officer, effective as of October 29, 2012. Mr. Julian is eligible to participate in the AIP Program for the fiscal year ended 2012 at 50% of his base salary earned in fiscal 2012 in accordance with the terms and conditions of the AIP Program.
(2)	Ms. Steiner’s employment with Lydall ended effective November 6, 2012, prior to the payment of bonuses under the AIP Program. Therefore, in accordance with the terms and conditions of the AIP Program, Ms. Steiner was ineligible to receive a cash payout under the AIP Program for the fiscal year ended December 31, 2012.

The Performance Materials business unit did not achieve its performance objectives for the year-ended December 31, 2012. Accordingly, no payments were made to Mr. Williams under the AIP Program.

Long-Term Incentive Awards

The Committee believes that executives and other employees who are in a position to make a substantial contribution to the long-term success of the Company and to build stockholder value should have a significant equity stake in the Company. The Company uses equity grants to focus on the retention of executive officers and to enhance the alignment of the interests of executive officers with the goals of improving Company profitability and advancing stockholder interests over the long term.

Grants Made As Part of 2012 Compensation

As part of their 2012 compensation, the Company awarded incentive stock options and performance-based restricted stock awards (“PSAs”) to the Named Executive Officers. Except for awards made to Mr. Julian and Mr. Williams, each of whom were new hires during 2012, no time-based restricted stock awards (“RSAs”) were made as part of the 2012 compensation packages for the Named Executive Officers, as the Committee has decided to limit the use of RSAs (which have value regardless of company performance) to special circumstances, such as new hires or retention awards, in favor of PSAs (which only have value if the specified performance goal is achieved). The Committee approved the following equity awards in December 2011 and May 2012 for Named Executive Officers as part of their 2012 compensation package. The amounts of awards were subjectively determined by the Committee based on the factors described above under “Determining Compensation”.

•	Time-Based Incentive Stock Option Awards — The Committee approved the award of incentive stock options with a purchase price equal to the fair market value of the Company’s Common Stock as of the date of grant (August 2, 2012 for Mr. Williams, November 9, 2012 for Mr. Julian and December 19, 2011 for the other Named Executive Officers). The stock options vest in equal annual increments of 25% commencing on the first anniversary of the date of grant, assuming continued employment by the recipient on each of the vesting dates.
•	Performance-Based Restricted Stock Awards (Three-Year) — The Committee approved the award of three-year PSAs on May 14, 2012. The three-year PSAs will be determined upon certification by the Committee that the Company has achieved an established earnings per share target for fiscal 2014. Performance below 95% of the earnings per share target will result in none of the shares vesting; performance at 95% of the earnings per share target will result in 80% of the shares vesting; performance at 100% of the earnings per share target will result in 100% of the shares vesting; performance at 110% or above the earnings per share target will result in a maximum of 120% of the shares vesting; and performance between these specified amounts will result in a number of shares to vest determined on a linear basis between the specified target amounts. To the extent they are determined, these three-year PSAs will vest immediately upon such certification by the Committee. The Company has not disclosed the specific fiscal 2014 earnings per share target because it represents confidential, commercially-sensitive information that the Company does not disclose to the public and that could cause competitive harm if known in the marketplace. Both earnings per share and the factors that influence earnings per share, such as revenue and efforts to control costs, are inherently competitive and if disclosed provide valuable insight of areas in which the Company is focusing. The Committee set the 2014 earnings per share target for the three-year PSAs at a level that it believed would be challenging but possible for the Company to achieve.
•	Time-Based Restricted Stock Awards (Two-Year and Four-Year) — The Committee approved the award of RSAs to Mr. Williams on August 2, 2012; these vest 25% per year over four years. The Committee also approved the award of RSAs to Mr. Julian on November 9, 2012; these vest 100% in two years. Both of these one-time awards were made as part of their respective hiring packages when each of these Named Executive Officers joined the Company during 2012, and partly in recognition of the fact that they were not employees of the Company in 2012 when the other Named Executive Officers were awarded PSAs as part of their compensation package for 2012 which were tied to Company performance in fiscal 2014.

The following is a summary of the long-term incentive awards that were made to the Named Executive Officers on the dates indicated as part of their 2012 compensation:

	Time-Based Stock Option Awards (December 19, 2011, August 2, 2012 and November 9, 2012)		Three-Year PSAs (May 14, 2012)		Two-Year and Four-Year RSAs (August 2, 2012 and November 9, 2012)		Total Value of Grants Made in Dec. 2011 and May, August and November, 2012(1) ($)
Name	Number of Shares	Grant Date Fair Value(1) ($)	Number of Shares (At Target)	Grant Date Fair Value(1) ($)	Number of Shares	Grant Date Fair Value(1) ($)
Dale G. Barnhart	25,000	135,855	51,000	632,400	—	—	768,255
Robert K. Julian	30,000	225,087	—	—	25,000	309,500	534,587
David H. Williams	20,000	147,792	—	—	15,000	187,200	334,992
Mona G. Estey	10,000	54,342	5,000	62,000	—	—	116,342
James V. Laughlan	5,500	29,888	4,500	55,800	—	—	85,688
Erika H. Steiner (2)	10,000	54,342	7,000	86,800	—	—	141,142
(1)	The amounts in these columns represent the grant date fair value determined in accordance with FASB ASC Topic 718.
(2)	Ms. Steiner’s employment with Lydall ended on November 6, 2012.

Specifically with respect to the equity awards granted to the CEO in connection with his 2012 compensation, the Committee considered the CEO’s continued contributions relative to the ongoing restructuring of the Company’s business units, including staffing changes within the executive team, mixed performance among various business segments, and other accomplishments in deciding to make an equity award in the range of $770,000.

The time-based stock option awards granted to the Named Executive Officers in December 2011 are reflected in the Summary Compensation Table as 2011 compensation because these awards were actually granted in 2011, even though these awards relate to the 2012 compensation packages for the Named Executive Officers. For the same reason, these awards were reflected in last year’s proxy statement in the table titled “Grants of Plan-Based Awards for 2011”. The amounts reported in the Option Awards column of the “Fiscal Year 2012 Summary Compensation Table” relate to the stock options granted by the Company in December 2012 as a component of 2013 compensation. These awards, which are described below in “Fiscal 2013 Executive Compensation,” are reflected in the table titled “Grants of Plan-Based Awards for 2012”.

The Company does not have a program, plan or practice to select equity grant dates in connection with the release of favorable or negative news. The Company generally grants equity awards in connection with the regularly scheduled December meeting of its Board. With respect to 2012 compensation, stock option grants were made at a special meeting of the Compensation Committee on December 19, 2011, and PSAs were awarded at a special meeting of the Compensation Committee on May 14, 2012. See “Fiscal 2013 Executive Compensation Components” below for a discussion of the timing of equity grants with respect to 2013 compensation.

Payouts of Prior Awards Based on 2012 Performance

The 2012 earnings per share target for the three-year PSAs granted on December 11, 2009 was initially set at $0.85 by the Committee. Since the Company divested its Affinity business unit in June 2011, and the operating results of Affinity had been factored into the 2012 earnings per share target, on December 12, 2011, the Committee adjusted the earnings per share target to $0.73 to exclude the Affinity business unit for the entirety of 2012. On February 19, 2013, the Committee certified that the 2012 earnings per share target was satisfied as actual earnings per share for 2012 was $0.99. Accordingly, all of the PSAs awarded to the Named Executive Officers that were based on 2012 earnings per share vested at the maximum allowed of 120% of target, as set forth in the table below.

Name	Targeted Amount of Three-Year PSAs Granted on December 11, 2009	Amount of PSAs Certified by the Committee on February 19, 2013
Dale G. Barnhart	47,000	56,400
Robert K. Julian	—	—
David H. Williams	—	—
Mona G. Estey	4,500	5,400
James V. Laughlan	—	—
Erika H. Steiner(1)	12,000	—
(1)	Ms. Steiner’s employment with Lydall ended on November 6, 2012

Adjustment or Recovery of Awards

The Company has included provisions relating to the clawback or recoupment of compensation in several of its plans.

Under the Amended and Restated Lydall 2003 Stock Incentive Compensation Plan (the “2003 Stock Plan”), any award recipient who breaches his or her non-competition, non-interference, non-solicitation or confidentiality obligations to the Company may be obligated, subject to the Committee’s sole discretion, to return to the Company the economic value of any award that was realized or obtained by the recipient at any time during the six-month period prior to the date the recipient’s employment with the Company terminated. Additionally, the Committee may annul any award granted under the 2003 Stock Plan if the recipient’s employment is terminated for cause and, in such event, the Committee may, in its sole discretion, require the recipient to return to the Company the economic value of any award that was realized or obtained by the recipient at any time during the six-month period prior to the date the recipient’s employment with the Company terminated. Although the 2003 Stock Plan expired on October 24, 2012 and no further awards may be granted subsequent to that date, outstanding awards granted under the 2003 Stock Plan remain in effect and are subject to the above-described recovery provisions.

Effective January 1, 2012, the AIP Program provides that cash bonus payments are subject to recoupment if the Committee determines that a participating employee committed wrongdoing that contributed to a material misstatement, intentional or gross misconduct, a breach of a fiduciary duty to the Company or its stockholders, or fraud. In addition, at its discretion, the Committee may require a participating employee to disgorge and repay any bonus received based upon financial statements that are later restated, other than restatements due solely to facts external to the Company, such as a change in accounting principles or a retroactive change in law. Cash bonus payments also may be recouped in accordance with the applicable provisions of any law, regulation, stock exchange listing requirement or Company policy.

Awards under the Lydall, Inc. 2012 Stock Incentive Plan (the “2012 Stock Plan”), approved by stockholders at the 2012 Annual Meeting, are subject to the forfeiture and recoupment provisions of the 2012 Stock Plan, which provides that if the Plan Administrator (as defined in the 2012 Stock Plan) determines in good faith that a participant has engaged in fraudulent conduct relating to the Company, then such participant’s outstanding Awards shall be forfeited and, with respect to the year in which such fraudulent conduct occurred, the participant will be required to reimburse the Company for the economic value that was realized by such participant that was based on or resulted from such fraudulent conduct. In addition, any Award shall be subject to recoupment as required by the applicable provisions of any law (including the clawback provisions added by the Dodd-Frank Act), government regulation or stock exchange listing requirement (and any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

Other Compensation

Severance and Change in Control Agreements — Each of the Named Executive Officers, other than Mr. Laughlan, have entered into agreements with the Company that provide for payment under specified conditions after a change in control of the Company or upon the executive’s termination under certain circumstances, as described under “Executive Compensation — Potential Payments Upon Termination or Change-In-Control”. In exchange for the receipt of the termination benefits provided for under the Employment Agreements, the Named Executive Officers are required to execute and deliver a general release of all claims in favor of the Company. As a general practice, the Company enters into change of control agreements with key members of management to ensure that they are incentivized to act in the best interests of the Company’s stockholders in the event of a prospective or actual change in control and to enhance executive retention.

Perquisites  — The Company provides limited perquisites to Named Executive Officers. All of the Named Executive Officers are eligible to the same extent as all other non-union Lydall employees to participate in the Company’s medical and dental insurance and Company match to the 401(k). The personal benefits and their attributed costs for the Named Executive Officers are included in the “All Other Compensation” column of the Summary Compensation Table below.

All Named Executive Officers, other than Mr. Laughlan, are currently covered under an Executive Life Program and an Executive Disability Insurance Program up to the applicable insurable limits. The programs provide for life insurance benefits at four times base salary for the Chief Executive Officer and three times base salary for the other Named Executive Officers, and annual executive disability proceeds at a target level of 100% of a Named Executive Officer’s base salary, in each case up to applicable insurance limits. The full amount of the premiums paid by the Company for these benefits is reflected in the “ All Other Compensation” column of the Summary Compensation Table below. If a Named Executive Officer died or became disabled on December 31, 2012, the Named Executive Officer would have been eligible for the benefits set forth in the table below:

Name	Executive Life Proceeds	Annual Executive Disability Proceeds
Dale G. Barnhart	$1,984,448	$180,000
Robert K. Julian(1)	—	—
David H. Williams	$825,000	$86,256
Mona G. Estey	$635,514	$68,268
James V. Laughlan(2)	N/A	N/A
Erika H. Steiner(3)	$840,261	—
(1)	Mr. Julian’s executive life and executive disability benefits were not yet effective as of December 31, 2012.
(2)	Mr. Laughlan does not have executive life or disability benefits.
(3)	Ms. Steiner’s employment with Lydall ended on November 6, 2012.

Other perquisites provided to Named Executive Officers in 2012 included car allowances and personal gas usage. The perquisites awarded to the Named Executive Officers are disclosed in the “All Other Compensation” column of the Summary Compensation Table below.

401(k)/Defined Contribution Plan  — The Company provides a tax-qualified defined contribution retirement plan to eligible union and non-union employees, including Named Executive Officers, for retirement in the form of a 401(k) savings plan. For non-union participants, the 401(k) plan terms provide that the Company may make a matching contribution of a participant’s salary deferrals to the 401(k) plan, subject to IRS limits. The compensation eligible for the matching contribution includes any cash bonuses, but excludes the value of any equity compensation. In 2012, the Company provided matching contributions to the 401(k) plan for non-union employees at the rates of 100% for the first 3% contributed and 50% for the next 2% contributed.

Defined Benefit Pension Plan  — Until June 30, 2006, Ms. Estey and Mr. Laughlan, the only current Named Executive Officers employed by the Company as of that date, earned benefits under the Lydall Pension Plan No. 1A, a defined benefit plan. The benefits under the Lydall Pension Plan No. 1A were frozen as of June 30, 2006, and all active participants were fully vested on that date, regardless of their years of credited service. The Lydall Pension Plan No. 1A was merged with the Company’s other two defined benefit pension plans effective December 31, 2010, and renamed “The Lydall Pension Plan”. Under The Lydall Pension Plan, the Named Executive Officers are eligible for a normal retirement benefit at age 65, or a reduced early retirement benefit if they meet the age and service requirements under the plan. Service continues to accumulate after June 30, 2006 for early retirement eligibility. Credited service cannot exceed actual years of service with the Company. The annual benefit payable at normal retirement, in a single life annuity, is equal to 2% of eligible compensation for all years of service from January 1, 1980 through the last payroll period ending before June 30, 2006 (1.75% of 1980 compensation for all years before 1980). The actuarial present value of accumulated benefits payable to each Named Executive Officer under The Lydall Pension Plan is summarized in the table below entitled “Pension Benefits for 2012.”

Welfare Plans  — The Company offers a health care plan that provides medical, dental, prescription drug, and vision coverage to its employees, including the Named Executive Officers.

Other Fiscal 2012 Compensation Matters

Separation of Erika H. Steiner, Chief Financial Officer

On October 4, 2012, the Company announced that Ms. Steiner, Vice President and Chief Financial Officer, would be departing the Company effective November 6, 2012.

In connection with the cessation of her employment, Ms. Steiner was entitled to receive severance benefits as set forth in her agreement dated November 2, 2009, which include one year of salary, bonus and life and health benefits, plus outplacement services, subject to her execution without revocation of a valid release in substantially the form attached to her agreement. These severance benefits included the payment to Ms. Steiner of her base salary over a period of twelve months beginning on the effective date of her resignation and the payment of the average of the annual bonuses she earned under the Company’s AIP Program for the three calendar years preceding such date, except to the extent such payments must be deferred in order to comply with IRC Section 409A. Accordingly, Ms. Steiner is entitled to receive a cash severance payment in the amount of $344,439, outplacement benefits in the amount of $10,000 and insurance premiums in the amount of $15,821. Pursuant to the terms of the 2003 Stock Plan, her vested but unexercised stock options were exercisable for a period of three months after the effective date of her resignation. Ms. Steiner exercised all vested stock options on November 13, 2012. Also pursuant to the terms of the 2003 Stock Plan, all unvested stock options, time-based restricted stock awards and performance-based restricted stock awards expired upon the effective date of her cessation of service. Accordingly, Ms. Steiner forfeited 25,250 unvested stock options, 1,250 unvested time-based restricted stock awards, and 5,600 unvested determined and 29,000 unvested and undetermined performance-based restricted stock awards. The total amount paid or accrued to Ms. Steiner in connection with the cessation of her employment is set forth in the “Summary Compensation Table” below.

Fiscal 2013 Executive Compensation Components

At the Company’s annual meeting of stockholders held in April 2012, over 97% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Compensation Committee believes this affirms stockholders’ support of the Company’s approach to executive compensation, and maintained this general approach in 2012. The Compensation Committee will continue to consider the annual vote results for the Company’s say-on-pay proposals when making future compensation decisions for the Named Executive Officers.

The 2013 compensation for the Named Executive Officers consists of similar elements as were included with respect to 2012. The 2013 compensation was subjectively determined based on the factors described above under “Determining Compensation.” The Committee did not assign any specific weights to the various factors it considered.

Except for Mr. Julian and Mr. Williams who were newly hired in 2012, adjustments were made to the base salaries of the Named Executive Officers for 2013 ranging from 2% to 4.8%, after consideration by the Committee of competitive pay practices (as informed by the individual experience of the Committee members, the Company’s experiences in recruiting new executive officers, and the survey data referred to above), the executive’s individual performance, responsibilities, and experiences (as informed by the input received from the CEO with respect to each other executive officer and the Board’s annual evaluation of the CEO), the Company’s performance and financial condition, the results of the say-on-pay vote held at the 2012 Annual Meeting, and external market and economic conditions.

With respect to the AIP Program for 2013, in February 2013, the Committee approved the following 2013 Performance Metrics and Performance Metrics Targets. For each of the Named Executive Officers who were employees of corporate headquarters as of January 1, 2013: consolidated operating income (50%), consolidated free cash flow (25%) and consolidated gross margin (25%). For the Named Executive Officers who were business unit employees, the 2013 Performance Metrics were: business unit operating income (50%), business unit free cash flow (25%) and business unit gross margin (25%).

In December 2012, the Committee approved time-based incentive stock option awards related to the Named Executive Officer compensation packages for 2013. Similar to the awards made in connection with the compensation packages for 2012, the December 2012 time-based stock option awards vest in equal installments over four years. In February 2013, the Committee approved the grant of Performance-Based Restricted Stock Awards to the Named Executive Officers. The three-year PSAs will be determined upon certification by the Committee that the Company has achieved an established earnings per share target for fiscal 2015.

The following is a summary of the time-based stock option awards that were granted to the Named Executive Officers on December 5, 2012 and the three-year PSAs that were granted to the Named Executive Officers on February 18, 2013:

	Time-Based Stock Option Award (December 5, 2012)		Three-Year PSAs (February 18, 2013)
Name	Number of Shares	Grant Date Fair Value(1) ($)	Number of Shares (At Target)	Grant Date Fair Value(1) ($)
Dale G. Barnhart	30,000	238,731	32,171	511,197
Robert K. Julian	15,000	119,366	15,000	238,350
Mona G. Estey	5,500	43,767	3,905	62,050
David H. Williams	10,000	79,577	5,823	92,527
James V. Laughlan	3,000	23,873	2,349	37,326
(1)	The amounts reflected in this column represent the grant date fair value determined in accordance with FASB Accounting Standards Codification Topic 718, Compensation — Stock Compensation, or ASC 718.

While the stock options reflected in the table above related to each Named Executive Officer’s compensation package for 2013, because these stock options were granted in 2012, they are reflected in the Summary Compensation Table as a 2012 compensation item and in the table titled “Grants of Plan-Based Awards For 2012.”

Stock Ownership; Limits on Hedging and Pledging

The Board has developed and implemented share ownership guidelines that cover all directors who are not employees of Lydall (“Outside Directors”) and certain senior executive officers, including all of the Named Executive Officers. The share ownership guidelines are designed to link the personal financial interests of the covered individuals to the Company’s success and better align their interests with the interests of the Company’s stockholders.

The Company’s Corporate Governance Guidelines establish share ownership guidelines for Outside Directors (the “Outside Director Ownership Guidelines”). The Outside Director Ownership Guidelines provide that each Outside Director of the Company should acquire and hold shares of Company Common Stock equal in cost to four times the current annual stock retainer paid to each Outside Director. The guidelines stipulate that the required stock ownership level for Outside Directors should be achieved within the later of: (i) five years of the first adoption of the Corporate Governance Guidelines (which was February 23, 2006), (ii) five years of the date such person is first elected an Outside Director of the Company, unless a waiver is granted by the Compensation Committee, or (iii) as to any increased stock ownership level resulting from an increase in the annual stock retainer, five years from the date of such increase. Currently, all of the Company’s Outside Directors own a sufficient number of the Company’s shares to meet the applicable stock ownership level established by the Outside Director Ownership Guidelines.

The Company’s Stock Ownership Guidelines for senior executive officers (the “Officer Ownership Guidelines”) establish share ownership requirements for the Chief Executive Officer, the Chief Financial Officer and Business Unit Presidents and all other Section 16 officers of the Company, which includes all of the Named Executive Officers. Under the Officer Ownership Guidelines, the Chief Executive Officer is expected to acquire and hold shares of the Company’s Common Stock having a fair market value equal to two times his annual base salary; all other officers covered by the Officer Ownership Guidelines are expected to acquire and hold shares of the Company’s Common Stock having a fair market value equal to one times his or her annual base salary. Qualifying ownership interests for purposes of the Officer Guidelines include:

•	shares owned outright by the individual, or by members of his or her immediate family residing in the same household, whether held individually or jointly, including shares held in any qualified retirement accounts;
•	shares held in trust for the benefit of the individual or his or her immediate family, or by a family limited partnership or other similar arrangement;
•	shares acquired upon exercise of stock options awarded pursuant to the Company’s stock incentive compensation plans;
•	shares of time-based restricted stock awarded pursuant to the Company’s stock incentive compensation plans (whether or not vested);
•	performance shares awarded pursuant to the Company’s stock incentive compensation plans, but only to the extent that such shares are determined based upon certification by the Compensation Committee that the relevant performance objective has been satisfied (whether or not vested); and
•	shares acquired through the Company’s employee stock purchase plan.

The targeted stock ownership amount for each covered individual is determined as of the later of January 1, 2010, or the date such individual first becomes subject to the Officer Ownership Guidelines. Each covered individual is expected to achieve compliance with his or her applicable targeted stock ownership amount on or before the later of December 31, 2014 or the date that is five years after the date the individual becomes subject to the Officer Ownership Guidelines. For purposes of determining whether a covered individual’s stock ownership amount satisfies the Officer Ownership Guidelines, the fair market value of the Company’s Common Stock is the closing price of the Company’s stock immediately preceding January 1, 2010 (or such other date that immediately precedes the date the individual first becomes subject to the Officer Ownership Guidelines). The Officer Guidelines were implemented in early 2010. The deadline to achieve compliance is December 2014. None of the Named Executive Officers currently owns a sufficient number of the Company’s shares to satisfy the required stock ownership level.

The Company’s Securities Law Compliance policy prohibits Directors and Executive Officers from engaging in hedging activities involving Lydall securities. Pledging of Lydall stock is discouraged, but not prohibited, and the policy requires Directors and Executive Officers to obtain pre-clearance prior to entering into any pledge of Lydall stock or margin loan involving Lydall stock, and the Company may prohibit such activities at any time. None of the Company’s Directors or Named Executive Officers have any Lydall securities pledged or involved in margin loans.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the deductibility of compensation in excess of $1 million paid to specified executive officers of public companies, unless certain specific and detailed criteria are satisfied. The Committee considers the anticipated tax treatment to the Company and the executive officers in its review and establishment of compensation programs and payments. However, to ensure that the Committee maintains the flexibility to structure executive compensation in ways that best promote the interests of the Company, the Committee will not necessarily always seek to limit executive compensation to that deductible under Section 162(m) of the Code. In fiscal 2012, all of the compensation for the Named Executive Officers was deductible by the Company. The stock option awards granted in December 2011 and December 2012 are intended to qualify as “performance-based compensation” and therefore not be subject to the Section 162(m) limitation on deductibility.

Compensation Committee Report on Executive Compensation

The Compensation Committee (the “Committee”) is composed of Independent Directors, as defined under applicable NYSE rules, Rule 16b-3 of the Exchange Act and Section 162(m) of the Code. The Committee was appointed by the Board and chartered to oversee the compensation of Lydall executives and Directors and to review and approve all incentive programs of the Company. The Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Matthew T. Farrell
Marc T. Giles
William D. Gurley, Chair
Suzanne Hammett

EXECUTIVE COMPENSATION TABLES

Fiscal Year 2012 Summary Compensation Table

The following table shows the compensation awarded to, earned by or paid to the Named Executive Officers for the fiscal years 2012, 2011 and 2010.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus(1) ($) (d)	Stock Awards(2) ($) (e)	Option Awards(2) ($) (f)	Non-Equity Incentive Plan Compensation(3) ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($) (h)	All Other Compensation(5) ($) (i)	Total ($) (j)
Dale G. Barnhart, President and Chief Executive Officer	2012	498,111	—	632,400	238,731	458,903	—	57,072	1,885,217
	2011	496,112	—	—	135,855	279,485	—	55,024	966,476
	2010	477,715	—	351,000	131,676	209,031	—	62,042	1,231,464
Robert K. Julian, Vice President and Chief Financial Officer*	2012	61,923	—	309,500	344,453	27,238	—	2,454	745,568
	2011	—	—	—	—	—	—	—	—
	2010	—	—	—	—	—	—	—	—
Mona G. Estey, Vice President – Human Resources	2012	212,669	—	62,000	43,767	85,728	69,627	32,213	506,004
	2011	211,838	—	—	54,342	52,242	58,727	31,701	408,850
	2010	208,186	—	39,000	43,892	39,881	26,788	28,383	386,130
David H. Williams, President – Performance Materials*	2012	127,981	60,000	187,200	227,369	—	—	52,091	654,641
	2011	—	—	—	—	—	—	—	—
	2010	—	—	—	—	—	—	—	—
James V. Laughlan, Chief Accounting Officer, Controller and Treasurer*	2012	194,188	—	55,800	23,873	67,096	2,664	19,126	362,747
	2011	—	—	—	—	—	—	—	—
	2010	—	—	—	—	—	—	—	—
Erika H. Steiner, former Vice President and Chief Financial Officer*	2012	242,737	—	86,800	—	—	—	403,493	733,030
	2011	280,087	—	—	54,342	78,930	—	33,568	446,927
	2010	276,057	—	136,500	65,838	60,500	—	37,228	576,123
*	Messrs. Julian, Williams and Laughlan were not Named Executive Officers in 2011 and 2010; therefore, no compensation information for these individuals is provided for these years. Ms. Steiner’s employment with Lydall ended on November 6, 2012.
(1)	Includes a sign-on bonus of $60,000 paid to Mr. Williams but does not include a sign-on bonus of $275,000 to be paid to Mr. Julian in 2013.
(2)	The amounts in Columns (e) and (f) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Footnote 9 to the Company’s audited financial statements for the fiscal year ended December 31, 2012 included in the Company’s Annual Report on Form 10-K filed with the SEC.
(3)	The amounts in Column (g) reflect amounts payable under the Company’s AIP Program, which are in the form of an annual cash bonus. Please refer to the “Annual Incentive Performance Program” of the Compensation Discussion and Analysis for additional information related to the Bonus Program.
(4)	The interest rate and mortality assumptions used to compute the change in pension shown in Column (h) are the same as used in the Company’s financial statements, except no pre-retirement decrements are reflected in these calculations.
(5)	The amounts shown in Column (i) for 2012 are comprised of the following:

Barnhart:  Car allowance and personal gas usage ($15,911), executive life insurance premium ($23,157), executive disability insurance premium ($8,004), and 401(k) Plan match ($10,000)

Julian:  Car allowance and personal gas usage ($2,300) and fitness reimbursement ($154)

Estey:  Car allowance and personal gas usage ($13,158), executive life insurance premium ($6,392), executive disability insurance premium ($2,663), and 401(k) Plan match ($10,000)

Williams:  Car allowance and personal gas usage ($5,161), executive life insurance premium ($2,779), executive disability insurance premium ($897), relocation expense ($33,757), relocation tax gross-up ($5,985), health insurance bridge ($152), and 401(k) Plan match ($3,360)

Laughlan:  Car allowance and personal gas usage ($9,681), fitness reimbursement ($180), and 401(k) Plan match ($9,265)

Steiner:  Car allowance and personal gas usage ($11,832), executive life insurance premium ($8,393), executive disability insurance premium ($3,008), 401(k) Plan match ($10,000), and severance costs including a cash severance payment ($344,439), outplacement services ($10,000), and insurance premiums ($15,821). Please refer to “Compensation Discussion and Analysis — Other Fiscal 2012 Compensation Matters” for more information in connection with the cessation of Ms. Steiner’s employment.

Grants of Plan-Based Awards For 2012

The following table provides information regarding stock options and cash incentive awards granted during 2012 to the Named Executive Officers.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#) (i)	All Other Option Awards: Number of Securities Underlying Options(4) (#) (j)	Exercise or Base Price of Option Awards(5) ($/share) (k)	Grant Date Fair Value of Stock and Option Awards(6) ($) (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Dale G. Barnhart		4,961	396,889	793,778
	5/14/12				40,800	51,000	61,200				632,400
	12/5/12								30,000	13.29	238,731
Robert K. Julian*		294	23,557	47,114
	11/9/12								30,000	12.38	225,087
	11/9/12							25,000			309,500
	12/5/12								15,000	13.29	119,366
Mona G. Estey		927	74,143	148,286
	5/14/12				4,000	5,000	6,000				62,000
	12/5/12								5,500	13.29	43,767
David H. Williams**		582	46,538	93,076
	8/2/12								20,000	12.48	147,792
	8/2/12							15,000			187,200
	12/5/12								10,000	13.29	79,577
James V. Laughlan		725	58,029	116,058
	5/14/12				3,600	4,500	5,400				55,800
	12/5/12								3,000	13.29	23,873
Erika H. Steiner***	5/14/12				5,600	7,000	8,400				86,800
*	Mr. Julian’s employment commenced on October 29, 2012.
**	Mr. Williams’ employment commenced on July 16, 2012.
***	Ms. Steiner’s employment with Lydall ended on November 6, 2012.
1)	The amounts shown as Estimated Possible Payouts Under Non-Equity Incentive Award Plans represent potential cash payouts to the named persons under the AIP Program with respect to 2012 consolidated and business unit performance metrics. Under the terms of the AIP Program, for corporate participants, a bonus is earned when the consolidated operating income or consolidated free cash flow or consolidated gross margin target ranges are met. For business unit participants, bonus is earned when business unit operating income or business unit free cash flow or business unit gross margin target ranges are met. The amount shown in the “threshold” column represents the amount payable upon the achievement of the minimum free cash flow threshold and respective individual business unit free cash flow threshold. The amount shown in the “target” column represents the amount payable at one times the target bonus opportunity. Under the terms of the AIP Program, the maximum payout is 200% of the individual’s target bonus. See the “Fiscal Year 2012 Summary Compensation Table” above for amounts actually paid.
2)	The amounts shown in column (f) reflect the performance-based shares that will be awarded if 95% of the target is achieved, column (g) reflects the performance-based shares that will be awarded if the target performance is achieved, and column (h) reflects the performance-based shares that will be awarded if the maximum target is achieved.
3)	The amounts shown in column (i) reflect the number of shares of time-based restricted stock granted to each Named Executive Officer in 2012 under the 2012 Stock Plan.
4)	The amounts shown in column (j) reflect the number of option awards granted to each Named Executive Officer as stock option awards in 2012 under the 2012 Stock Plan.
5)	The amounts shown in column (k) represent the exercise price of the stock option award granted to each Named Executive Officer in column (j) under the 2012 Stock Plan. This amount is the price per share the Named Executive Officer will pay to purchase each option once it has become exercisable.
6)	The amounts shown in column (l) represent the fair value of the restricted stock at the closing price on the grant date, and stock option awards on the grant date, using the Black-Scholes pricing model.

Outstanding Equity Awards at Fiscal Year-End 2012

The following table provides a list of outstanding equity awards for each Named Executive Officer as of December 31, 2012.

	Option Awards(1)					Stock Awards(2)
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested (h)(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)(4)
Dale G. Barnhart	30,000			11.12	10/23/2017
Dale G. Barnhart	4,000			9.70	12/02/2017
Dale G. Barnhart	5,000			4.64	12/08/2018
Dale G. Barnhart						18,800	269,592
Dale G. Barnhart								47,000	673,980
Dale G. Barnhart	32,851*	10,951*		5.54	12/10/2019
Dale G. Barnhart	148	50		5.54	12/10/2019
Dale G. Barnhart								45,000	645,300
Dale G. Barnhart	14,790*	14,790*		7.80	12/08/2020
Dale G. Barnhart	210	210		7.80	12/08/2020
Dale G. Barnhart	6,250	18,750		8.94	12/18/2021
Dale G. Barnhart								51,000	731,340
Dale G. Barnhart		12,948		13.29	12/05/2022
Dale G. Barnhart		17,052*		13.29	12/05/2022
Robert K. Julian		30,000		12.38	11/09/2022
Robert K. Julian						25,000	358,500
Robert K. Julian		2,148		13.29	12/05/2022
Robert K. Julian		12,852*		13.29	12/05/2022
Mona G. Estey	6,000			11.46	10/21/2013
Mona G. Estey	3,185*			11.08	12/07/2014
Mona G. Estey	2,815			11.08	12/07/2014
Mona G. Estey	2,500			10.87	12/06/2016
Mona G. Estey	3,000			9.70	12/02/2017
Mona G. Estey	750			4.64	12/08/2018
Mona G. Estey	1,025	1,025		5.54	12/10/2019
Mona G. Estey						1,800	25,812
Mona G. Estey								4,500	64,530
Mona G. Estey	2,500	5,000		7.80	12/08/2020
Mona G. Estey								5,000	71,700
Mona G. Estey	2,500	7,500		8.94	12/18/2021
Mona G. Estey								5,000	71,700
Mona G. Estey		5,500		13.29	12/05/2022
David H. Williams		20,000		12.48	08/02/2022
David H. Williams						15,000	215,100
David H. Williams		10,000		13.29	12/05/2022
James V. Laughlan	2,250			7.65	12/06/2015
James V. Laughlan	900			10.87	12/06/2016
James V. Laughlan	1,000			9.70	12/02/2017
James V. Laughlan	1,000			4.64	12/08/2018
James V. Laughlan	1,125	375		5.54	12/10/2019
James V. Laughlan						600	8,604

	Option Awards(1)					Stock Awards(2)
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested (h)(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)(4)
James V. Laughlan	2,250	2,250		7.80	12/08/2020
James V. Laughlan								3,500	50,190
James V. Laughlan	1,375	4,125		8.94	12/18/2021
James V. Laughlan								4,500	64,530
James V. Laughlan		3,000		13.29	12/05/2022
Erika H. Steiner**	—	—	—	—	—	—	—	—	—
*	Denotes a non-qualified option.
**	Ms. Steiner’s employment with Lydall ended on November 6, 2012. Ms. Steiner had no outstanding awards at December 31, 2012 as all eligible options had been exercised.
(1)	Stock options vest at the rate of 25% per annum beginning on the first anniversary of the date of grant and expire ten years after the date of grant.
(2)	The Company has granted two types of stock awards to its Named Executive Officers: (1) RSAs and (2) PSAs. In general, RSAs granted to Named Executive Officers vest over two to four years beginning on the first anniversary of the date of grant. PSAs granted to Named Executive Officers vest if, and only to the extent that, the Compensation Committee certifies achievement of the performance objectives. Except with respect to the one-year PSAs granted in December 2009 (which vest — to the extent determined and certified by the Compensation Committee — in three equal installments on December 7 of 2011, 2012 and 2013), PSAs vest immediately upon such certification by the Compensation Committee.
(3)	The amount shown in column (h) represents the value of the shares listed in column (g). The value was determined by multiplying the number of shares listed in column (g) by the fair market value of the Company stock on December 31, 2012.
(4)	The amount shown in column (j) represents the value of the shares listed in column (i). The value was determined by multiplying the number of shares listed in column (i) by the fair market value of the Company stock on December 31, 2012.

Option Exercises and Stock Vested For 2012

The following table shows stock option exercises and vesting of restricted stock awards by the Named Executive Officers during 2012, including the aggregate value of gains on the date of exercise and stock acquired on vesting and the value realized on vesting.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#)(b)	Value Realized on Exercise ($)(c)	Number of Shares Acquired on Vesting(1) (#)(d)	Value Realized on Vesting(2) ($)(e)
Dale G. Barnhart	—	—	21,300	279,882
Robert K. Julian	—	—	—	—
David H. Williams	—	—	—	—
Mona G. Estey	14,300	88,292	2,550	33,507
James V. Laughlan	—	—	850	11,169
Erika H. Steiner(3)	13,750	90,245	1,250	17,063
(1)	The amount shown in column (d) represents the number of shares of stock received in 2012 pursuant to the vesting of restricted stock awards. All awards were granted under the 2003 Stock Plan.
(2)	The amount shown in column (e) represents the fair value of the shares listed in column (d). The fair value was determined by multiplying the number of shares listed in column (d) by the fair market value of the Company stock on the date the shares vested.
(3)	Ms. Steiner’s employment with Lydall ended November 6, 2012.

Pension Benefits for 2012

The following table summarizes the actuarial present value of accumulated benefits payable to each Named Executive Officer under The Lydall Pension Plan, including the number of years of service credited to each. As stated in the Compensation Discussion and Analysis, benefits under The Lydall Pension Plan were frozen as of June 30, 2006 for non-union employees, and credited service is determined as of the last payroll period ending before June 30, 2006. Interest rate and mortality assumptions used to compute the present value of benefits are the same as used in the Company’s financial statements, except no pre-retirement decrements are reflected in these calculations. The assumed retirement age is 65, which is the normal retirement age as defined in The Lydall Pension Plan. Please see the Compensation Discussion and Analysis for additional information.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Dale G. Barnhart	—	—	—	—
Robert K. Julian	—	—	—	—
David H. Williams	—	—	—	—
Mona G. Estey	The Lydall Pension Plan	25.5	423,051	—
James V. Laughlan	The Lydall Pension Plan	0.7	9,766	—
Erika H. Steiner(1)	—	—	—	—
(1)	Ms. Steiner’s employment with Lydall ended November 6, 2012

Potential Payments Upon Termination or Change-in-Control

The Company has entered into agreements with its Named Executive Officers, except Mr. Laughlan, pursuant to which each such Named Executive Officer may be entitled to specified compensation and benefits upon the termination of his or her employment.

The agreements with each of Mr. Barnhart, Mr. Julian, Mr. Williams and Ms. Estey provide that, if an executive’s employment is terminated by the Company without “cause,” or by the executive for “good reason,” and such termination of employment does not occur within 18 months of a “change in control” (except that the agreement with Mr. Williams does not include a “good reason” trigger; and the agreement with Mr. Julian does not include a “good reason” trigger other than in the event of a change in control), the Company shall pay the executive a severance benefit equal to the sum of (i) an amount equal to the executive’s annual base salary in effect immediately preceding the date of termination, and (ii) an amount equal to the average of the executive’s annual bonuses for the three calendar years immediately preceding the date of termination (the “Severance Benefit”). The Severance Benefit generally shall be paid in equal installments spread over the twelve-month period beginning on the date of termination, unless the executive is deemed to be a “specified employee,” as that term is defined in Section 409A of the Internal Revenue Code of 1986, as amended (a “Specified Employee”), in which case different payment rules apply. In the event that the executive elects to continue coverage under the Company’s health plan pursuant to COBRA, for a period of up to twelve months, the Company also shall pay the same percentage of the executive’s premium for COBRA coverage for the executive and, if applicable, his or her spouse and dependent children, as the Company paid at the applicable time for coverage under such plan for actively employed members of senior management. In addition, for the period beginning on the date of the executive’s termination of employment and ending on the earlier of (i) the date that is 12 months after the date of such termination of employment or (ii) the date on which the executive becomes eligible for life insurance benefits from another employer, the Company will continue to provide the life insurance benefits that the Company would have provided to the executive if the executive had continued in employment with the Company for such period, but only if the executive timely pays the portion of the premium for such coverage that members of senior management of the Company generally are required to pay for such coverage, if any. Finally, the executive is entitled to receive up to twelve months of outplacement services at a cost not to exceed $10,000. The Company’s obligation to provide the foregoing severance benefits is subject to the executive’s execution and delivery, without revocation, of a valid release of all claims against the Company.

In the event that an executive’s employment is terminated by the Company without “cause,” or by the executive for “good reason,” (except that the agreement with Mr. Williams does not include a “good reason” trigger) and such termination of employment occurs within 18 months of a “change in control” (collectively, a “Change In Control Trigger”), the Company shall pay the executive a severance benefit equal to two times the sum of (i) his/her annual rate of base salary in effect immediately preceding his/her termination of employment, and (ii) the average of his/her last three years highest annual bonuses earned under the Company’s annual bonus plan for any of the five calendar years preceding his/her termination of employment (the “COC Severance Benefit”). The COC Severance Benefit shall be paid in a lump sum within thirty days after the date of termination, unless the executive is deemed to be a Specified Employee, in which case different payment rules apply. Upon the occurrence of such a Change In Control Trigger, the Company shall pay the executive a bonus for the year of termination in an amount equal to a specified portion of the executive’s target bonus opportunity for the year of termination. In general, for a period of up to 24 months, the executive is entitled to remain covered by the medical, dental, life insurance and, if reasonably commercially available through nationally reputable insurance carriers, long-term disability plans (except Mr. Julian and Mr. Williams, who shall be covered by the executive long-term disability plans) of the Company that covered the executive immediately prior to the termination of his or her employment, as if he or she had remained in the employ of the Company. The executive is entitled to receive the outplacement services described above and the vesting of all unvested stock options and restricted stock awards shall be accelerated in full. Finally, the executive is entitled to an automobile allowance for a period of up to 24 months.

Set forth below is a summary of the payments that would have been made to the each of the Named Executive Officers had the below-specified event occurred on December 31, 2012.

BENEFITS BY TRIGGERING EVENT ON DECEMBER 31, 2012*	Dale G. Barnhart	Robert K. Julian	Mona G. Estey	David H. Williams
Death
Bonus – Bonus for the year of death equal to a pro rata portion of the average of the three highest annual bonuses earned in the five years preceding year of death	187,839	—	42,613	—
COBRA for family for 12 months, less employee contribution.	5,180	—		—
Executive Life Insurance proceeds	1,984,448	—	635,514	825,000
Aggregate Total in Event of Death	2,177,467	—	678,127	825,000
Disability
Base salary – 12 months, less payments made to NEO under any Company disability programs	196,112	—	23,570	—
Bonus – Pro rata bonus for the calendar year of termination	458,903	—	85,728	—
COBRA(1) for NEO and family for 12 months, less employee contribution	10,341	—	5,180	—
Life Insurance(1,2) coverage for 12 months less employee contribution	23,224	—	6,459	—
Executive Disability Insurance proceeds	180,000	(10)	68,268	86,256
Aggregate Total in Event of Disability	868,580	—	189,205	86,256
Cause(3) Termination or Voluntary Resignation (other than Good Reason Self-Quit)
No additional benefits
Aggregate Total in Event of Cause(3) Termination or Voluntary Resignation	—	—	—	—
Non-Cause Termination or Good Reason(4) Self-Quit
Severance – base salary for 12 months(5)	496,112	350,000	211,838	275,000
Bonus – in an amount equal to the average of the three preceding years’ annual bonuses earned, paid over 12 months(5)	162,839	—	30,708	—
COBRA(1) for NEO and family for maximum of 12 months, less employee contribution	10,341	12,622	5,180	13,089
Life Insurance coverage for 12 months less employee contribution(1,2,10)	23,224	—	6,459	6,604
Outplacement services not to exceed $10,000	10,000	10,000	10,000	10,000
Aggregate Total in Event of Non-Cause Termination or Good Reason Self-Quit	702,516	372,622	264,185	304,693
Change of Control Termination Benefit Including Good Reason Self-Quit After Change of Control(6)
Severance – Lump-sum severance benefit equal to two times annual base salary plus an average of the three highest annual bonuses earned in the five years preceding year of termination(7)	1,367,902	700,000	508,902	550,000
Year of Termination Bonus – equal to a pro rata portion of target bonus opportunity, payable in a lump sum (7,8)	396,889	30,685	74,143	50,932
Medical, dental, life and if applicable, long term disability coverage for 24 months under the Company’s plans, for NEO and family, less employee contribution(2,10)	86,422	25,244	31,796	44,757
Stock option/award vesting acceleration(9)	2,647,871	433,050	321,737	262,800
Outplacement services not to exceed $10,000	10,000	10,000	10,000	10,000
Car allowance for 24 months	24,000	24,000	19,200	19,200
Aggregate Total in Event of Change of Control	4,533,084	1,222,979	965,778	937,689
*	Ms. Steiner’s employment with Lydall ended on November 6, 2012. See “Compensation Discussion & Analysis — Other Fiscal 2012 Compensation Matters” for a summary of actual severance benefits paid to Ms. Steiner.

(1)	Both COBRA and life insurance are limited to 12 months or until the date eligible for other coverage under another employer.
(2)	If applicable insurance coverage is not available for the NEO, the Company must arrange alternate coverage at a cost not to exceed 125 percent of the Company’s group coverage cost.
(3)	Cause is defined as (i) act or acts of dishonesty or fraud resulting or intended to result directly or indirectly in substantial gain or personal enrichment to which the executive was not legally entitled at the expense of the Company or any of its subsidiaries; (ii) willful material breach by executive of his or her duties or responsibilities resulting in demonstrably material injury to the Company or any of its subsidiaries; (iii) conviction of a felony or any crime of moral turpitude; (iv) habitual neglect or insubordination where executive has been given written notice but has failed to cure (where susceptible to cure) within 30 days following such notice; or (v) material breach by the NEO of his or her obligations under any non-compete agreements.
(4)	Mr. Williams is not entitled to exercise a good reason self-quit and receive severance benefits under any circumstances. Mr. Julian is entitled to exercise a good reason self-quit trigger and receive severance benefits only in the event of a Change of Control (as defined below). Good Reason is defined as: without the NEO’s written consent either (i) a significant reduction in the scope of the NEO’s authority, functions, duties or responsibilities; (ii) any reduction in the NEO’s base salary, other than an across-the-board reduction; or (iii) any material breach by the Company of any provision of the NEOs employment agreement without the NEO having committed any material breach of the NEO’s obligations, which breach is not cured within 30 days following written notice to the Company of such breach.
(5)	If the NEO is covered by 409A, the first six months will be paid in a lump sum six months after termination date, with the remainder paid monthly.
(6)	The NEO is entitled to these benefits if either a termination without Cause occurs or if the NEO exercises Good Reason self-quit, in each case, within 18 months of a Change of Control, defined as (i) beneficial ownership by a third party of at least 25 percent of total voting power of all classes of stock of the Company; (ii) the election to the Board of a majority of Directors who were not approved by a majority of the current Directors; (iii) a stockholder approved liquidation of the Company, or merger or consolidation of the Company; or (iv) a sale or disposition of all or substantially all of the assets of the Company. As a condition to the receipt of any severance benefits (whether in the context of a Change in Control or otherwise), each NEO is required to execute and deliver to the Company a valid and binding release of all claims. The agreements with each of the NEO’s also provide that the Company shall pay all reasonable attorneys’ fees incurred by the NEO in seeking to enforce any right under his or her respective agreement if and to the extent that the NEO substantially prevails.
(7)	If the NEO is covered by 409A, payment will be in a lump sum six months after termination date.
(8)	If there is no expected bonus opportunity in year of termination, a bonus shall be paid equal to a pro rata portion of the prior year’s awarded bonus.
(9)	Under the 2003 Stock Plan and the 2012 Stock Plan, vesting of options and restricted stock awards would be accelerated for all optionees in the event of a change of control.
(10)	Life and disability insurance policies for Mr. Julian were not obtained prior to December 31, 2012; therefore no such benefits were payable to him as of that date.

2012 DIRECTOR COMPENSATION

Board compensation for Directors during fiscal year 2012 is summarized in the table below:

Name (a)	Fees and Retainers Earned or Paid in Cash ($) (b)(1)	Stock Awards ($) (c)(2)	Option Awards ($) (d)(3)	Non-equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Kathleen Burdett	69,500	36,020	—	—	—	—	105,520
W. Leslie Duffy, Esq.	119,000	36,020	—	—	—	—	155,020
Matthew T. Farrell	66,500	36,020	—	—	—	—	102,520
Marc T. Giles	58,000	36,020	—	—	—	—	94,020
William D. Gurley	63,000	36,020	—	—	—	—	99,020
Suzanne Hammett	66,500	36,020	—	—	—	—	102,520
S. Carl Soderstrom, Jr.	65,500	36,020	—	—	—	—	101,520
(1)	The amounts reflected in this column represent the aggregate amount of cash fees and retainers earned or paid during 2012 for services as a Director, including committee chair and membership retainers, meeting fees and cash retainers for services as Directors, and, in the case of Mr. Duffy, a $75,000 cash retainer for his service as Chair of the Board.
(2)	As explained in more detail below in the section captioned “Non-Cash Retainers,” Outside Directors automatically receive annual Stock Awards. Each Stock Award is fully vested as of the date of grant and, in 2012, consisted of that number of shares of the Company’s Common Stock having a value equal to $36,000, subject to adjustment for rounding. The amounts reflected in this column represent the aggregate grant date fair values of such Stock Awards.
(3)	No stock option awards were made to Outside Directors in 2012. Outside Directors had the following number of stock options outstanding (including vested and exercisable and unvested) at December 31, 2012: Ms. Burdett 31,041; Mr. Duffy 25,366; Mr. Farrell 31,041; Mr. Giles 18,682; Mr. Gurley 24,391; Ms. Hammett 25,366; and Mr. Soderstrom 31,041.

Meeting Fees and Cash Retainers

During 2012, all Outside Directors were paid $1,500 for each meeting of the Board attended, as well as $1,500 for any standing committee meetings attended by committee members. Telephonic participation fees are $1,000 per meeting.

All Outside Directors received annual cash retainers of $25,000 each during 2012. In addition, during 2012, the Chair of the Board received an annual cash retainer of $75,000 for his service as Chair. The chairs of the Audit Review Committee, the Compensation Committee and the Corporate Governance Committee received annual cash retainers in the respective amounts of $7,500; $5,000 and $5,000. Additionally, each member of the Audit Review Committee, including the Chair, received a cash retainer of $6,000.

Stock Options

No stock options were granted to Outside Directors in 2012 under the 2003 Stock Plan or the 2012 Stock Plan.

Non-Cash Retainers

On June 30 and December 31 of each year, each Outside Director automatically receives a stock award consisting of that number of whole shares of Common Stock of the Company obtained by dividing $18,000 by the fair market value of a share of Common Stock as of the date of grant, in each case rounded upward to the nearest number of whole shares. Accordingly, each Outside Director received 1,332 shares of Common Stock of the Company on June 30, 2012 and 1,256 shares of Common Stock of the Company on December 31, 2012.

Director Deferred Compensation and Retirement Benefits

On March 6, 1991, the Company adopted a Deferred Compensation Plan (the “Deferred Compensation Plan”) under which all persons serving as Directors on or after January 1, 1991, were entitled to participate (except that, pursuant to an amendment dated March 4, 1994, employees of the Company serving as Directors were not entitled to participate other than the Company’s President and Chief Executive Officer). Under the Deferred Compensation Plan, eligible Directors were entitled to receive “Past Service Benefits” equal to $3,000 times the number of years a participant served as a Director prior to January 1, 1991, and “Future Service Benefits” equal to $6,000 times the number of years a participant serves as a Director after December 31, 1990. The Deferred Compensation Plan provides that for purposes of calculating the amount of the Past Service Benefits and Future Service Benefits, participants are credited with a full year of service for each calendar year or part thereof of service rendered. A participant accrues 100% of his or her Past Service Benefits upon reaching age 62 or older while serving as a Director of the Company. A participant is fully vested in accrued Past Service Benefits upon completing five years of service as a Director of the Company. Accrued and vested benefits under the Deferred Compensation plan are paid in a cash lump sum as soon as practicable after the later of the date the participant ceases to serve as a Director of the Company or the date the participant attains age 62. The Deferred Compensation Plan is unfunded. In December 1996, the Deferred Compensation plan was amended a second time (the “1996 Amendment”) such that Future Service Benefits were defined as equal to $6,000 times the number of years a participant serves as a Director of the Company after December 31, 1990, and prior to January 1, 1997. The 1996 Amendment also provided that no Past Service Benefits or Future Service Benefits would accrue on or after January 1, 1998.

No payments were made to any current or former Director of the Company in 2012 under the Deferred Compensation Plan. Pursuant to the 1996 Amendment, no additional benefits under the Deferred Compensation Plan accrued with respect to any Director in 2012. The only Director of the Company, past or current, who is entitled to any accrued benefits under the Deferred Compensation Plan, is W. Leslie Duffy. Since Mr. Duffy continues to serve as a Director of the Company, he is not currently entitled to payment of his accrued benefits under the Deferred Compensation Plan. The value of Mr. Duffy’s accrued benefits under the Deferred Compensation Plan is $30,000.

Inside Director

Mr. Barnhart, as the only Employee Director, does not receive any compensation for his Board activities. His compensation as an executive officer is disclosed in the Summary Compensation Table.

SECURITIES OWNERSHIP OF DIRECTORS, CERTAIN
OFFICERS AND 5% BENEFICIAL OWNERS

The following table sets forth information with respect to the beneficial ownership of our Common Stock as of March 1, 2013 by: (a) each of our directors; (b) each of our named executive officers; (c) all of our current directors and executive officers as a group; and (d) each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our Common Stock. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our Common Stock. Shares of our Common Stock subject to options that are currently exercisable or exercisable within 60 days after March 1, 2013 are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our Common Stock beneficially owned by them, subject to community property laws, where applicable, and except as otherwise set forth below, the address of the beneficial owner is c/o Lydall, Inc., P.O. Box 151, Manchester, CT 06045-0151.

Name	Amount and Nature of Beneficial Ownership		Percent of Class
Directors
Dale G. Barnhart	332,455	(1)	1.93%
Kathleen Burdett	65,975	(2)	*
W. Leslie Duffy, Esq., Chairman	79,015	(3)	*
Matthew T. Farrell	82,568	(4)	*
Marc T. Giles	44,878	(5)	*
William D. Gurley	63,418	(6)	*
Suzanne Hammett	63,445	(7)	*
S. Carl Soderstrom, Jr.	55,426	(8)	*
Named Executive Officers
Mona G. Estey	59,371	(9)	*
Robert K. Julian	40,000	(10)	*
James V. Laughlan	30,066	(11)	*
David H. Williams	20,823	(12)	*
Erika H. Steiner**	5,849		*
Current Directors and Executive Officers as a Group (12 persons)(13)	937,440		5.38%
5% Stockholders
T. Rowe Price Associates, Inc. T. Rowe Price Small-Cap Value Fund, Inc. 100 E. Pratt Street Baltimore, MD 21202	1,657,510	(14)	9.70%***
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	1,439,073	(15)	8.47%***
Van Den Berg Management, Inc. 805 Las Cimas Parkway, Suite 430 Austin, TX 78746	1,308,287	(16)	7.70%***
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	1,101,694	(17)	6.48%***
*	Represents less than one percent of our outstanding Common Stock.
**	Ms. Steiner’s employment with Lydall ended on November 6, 2012.
***	Ownership percentages were obtained from Schedule 13G filings and reflect the number of shares of Common Stock held as of December 31, 2012.
(1)	Includes 93,249 shares of Common Stock issuable pursuant to presently exercisable stock options and stock options that will become exercisable within 60 days of March 1, 2013 and 146,971 shares underlying PSAs granted under the 2003 Stock Plan and 2012 Stock Plan that carry full voting rights.

(2)	Includes 30,291 shares of Common Stock issuable pursuant to presently exercisable stock options and stock options that will become exercisable within 60 days of March 1, 2013.
(3)	Includes 26,225 shares of Common Stock issuable pursuant to presently exercisable stock options and stock options that will become exercisable within 60 days of March 1, 2013.
(4)	Includes 30,291 shares of Common Stock issuable pursuant to presently exercisable stock options and stock options that will become exercisable within 60 days of March 1, 2013.
(5)	Includes 17,932 shares of Common Stock issuable pursuant to presently exercisable stock options and stock options that will become exercisable within 60 days of March 1, 2013.
(6)	Includes 23,641 shares of Common Stock issuable pursuant to presently exercisable stock options and stock options that will become exercisable within 60 days of March 1, 2013.
(7)	Includes 24,616 shares of Common Stock issuable pursuant to presently exercisable stock options and stock options that will become exercisable within 60 days of March 1, 2013.
(8)	Includes 30,291 shares of Common Stock issuable pursuant to presently exercisable stock options and stock options that will become exercisable within 60 days of March 1, 2013.
(9)	Includes 24,275 shares of Common Stock issuable pursuant to presently exercisable stock options and stock options that will become exercisable within 60 days of March 1, 2013 and 15,705 shares underlying PSAs granted under the 2003 Stock Plan and the 2012 Stock Plan that carry full voting rights.
(10)	Includes 25,000 shares underlying RSAs granted under the 2012 Stock Plan that carry full voting rights and 15,000 shares underlying PSAs granted under the 2012 Stock Plan that carry full voting rights.
(11)	Includes 9,900 shares of Common Stock issuable pursuant to presently exercisable stock options and stock options that will become exercisable within 60 days of March 1, 2013; also includes 5,000 shares underlying RSAs granted under the 2012 Stock Plan that carry full voting rights; and 10,949 shares underlying PSAs granted under the 2012 Stock Plan that carry full voting rights.
(12)	Includes 15,000 shares underlying RSAs granted under the 2012 Stock Plan that carry full voting rights and 5,823 shares underlying PSAs granted under the 2012 Stock Plan that carry full voting rights.
(13)	Includes 310,711 shares of Common Stock issuable pursuant to presently exercisable stock options and stock options that will become exercisable within 60 days of March 1, 2013, 194,448 shares underlying PSAs granted under the 2003 Stock Plan and the 2012 Stock Plan that carry full voting rights and 45,000 shares underlying RSAs granted under the 2003 Stock Plan and the 2012 Stock Plan that carry full voting rights.
(14)	Based on information reported in Amendment No. 12 to Schedule 13G filed with the SEC on February 13, 2013 jointly by T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. As set forth in said filing, T. Rowe Price Associates, Inc. had, as of December 31, 2012, sole voting power with respect to 20,710 shares, sole dispositive power with respect to 1,657,510 shares, and did not share voting or dispositive power with respect to any of the shares held. As set forth in said filing, T. Rowe Price Small-Cap Value Fund, Inc. had, as of December 31, 2012, sole voting power with respect to 1,636,800 shares and did not have shared voting or dispositive power or sole dispositive power with respect to any shares held.
(15)	Based on information reported in Amendment No. 13 to Schedule 13G filed with the SEC on February 11, 2013 by Dimensional Fund Advisors LP, an investment adviser reporting on behalf of certain Funds. As set forth in said filing, Dimensional Fund Advisors LP had, as of December 31, 2012, sole voting power with respect to 1,417,095 shares, sole dispositive power with respect to 1,439,073 shares and did not have shared voting or shared dispositive power over any shares held. Dimensional Fund Advisors LP disclaims beneficial ownership of all securities of the Issuer held in the Funds.
(16)	Based on information reported in Amendment No. 3 to Schedule 13G filed with the SEC on February 14, 2013. As set forth in said filing, Van Den Berg Management, Inc. had, as of December 31, 2012, sole voting and sole dispositive power with respect to all of the shares held.
(17)	Based on information reported in Amendment 2 to Schedule 13G filed with the SEC on February 4, 2013. As set forth said filing, BlackRock, Inc. had, as of December 31, 2012, sole voting and dispositive power over all of the shares held.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers, Directors, persons who own more than 10% of a registered class of the Company’s equity securities, and certain entities associated with the foregoing (“Reporting Persons”) to file reports of ownership and changes in ownership on Forms 3, 4 and 5 (“Beneficial Ownership Reports”) with the SEC and furnish copies of such reports to the Company. Based solely on the reports received by the Company and on written representations from reporting persons, the Company believes that the Directors, executive officers and greater than 10% beneficial owners complied with all Section 16(a) filing requirements during the fiscal year ended December 31, 2012.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

The Company’s Bylaws set forth the procedures a stockholder must follow to nominate a person for election to the Board or to bring other business before a stockholder meeting. In accordance with the Company’s Bylaws, a stockholder may nominate a person for election to the Board or propose other business to be considered by the stockholders at an Annual Meeting only if the stockholder is entitled to vote at the Annual Meeting and has complied with the notice procedures set forth in the Company’s Bylaws and was a stockholder of record at the time such notice was delivered to the Secretary of the Company. Each of the procedures and requirements set forth below is mandated by the Company’s Bylaws, except with respect to the section captioned “Stockholder Proposals for 2014 Annual Meeting” (the procedures and requirements for which are mandated by SEC regulations).

Timeliness of Notice

For nominations or other business to be properly brought before an Annual Meeting, a stockholder must have given timely notice thereof in writing to the Secretary of the Company and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Company not less than sixty days nor more than ninety days prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that in the event the date the Annual Meeting is called for is a date that is not within thirty days before or after such anniversary date, notice by the stockholder to be timely must be so delivered not later than the close of business on the tenth day following the day on which such notice of the date of the Annual Meeting was mailed or public announcement of the date of the Annual Meeting was made, whichever first occurs.

Content of Notice for Stockholder Nominations

The stockholder’s notice of nomination of a director must provide the information stipulated in the Company’s Bylaws, which includes, among other things, the following information with respect to each person whom the stockholder proposes to nominate for election or reelection as a Director: (i) the name, age, business address and residence address of the person, (ii) the principal occupation and employment of the person, (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person, and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of Directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder.

The stockholder’s notice also must set forth as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made: (i) the name and address of such stockholder and of such beneficial owner, as they appear on the Company’s books; (ii) the class and number of shares of the capital stock of the Company which are owned beneficially and of record by such stockholder and such beneficial owner, as to the stockholder giving the notice; (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder; (iv) a representation that such stockholder intends to appear in person or by proxy at the Annual Meeting to nominate the person named in its notice; (v) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends to (A) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the nominee and/or (B) otherwise solicit proxies from stockholders in support of such nomination; and (vi) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of Directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder. The notice also must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serving as a Director if elected. The Company may require any proposed nominee to furnish such other information as may be reasonably required to determine the eligibility of such proposed nominee to serve as a Director of the Company.

Content of Notice for Other Stockholder Proposals

If a stockholder wishes to bring matters other than proposals for Director nominations before an Annual Meeting, the stockholder’s notice must set forth for each item of business that the stockholder proposes for consideration (i) a description of the business desired to be brought before the stockholder meeting; (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Company’s Bylaws, the language of the proposed amendment); (iii) the reasons for conducting such business at the stockholder meeting; (iv) any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (v) any other information relating to the stockholder, the beneficial owner, or proposed business that would be required to be disclosed in a proxy statement or other filing in connection with solicitations of proxies relating to the proposed item of business pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder. The stockholder’s notice also shall set forth as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made certain additional information similar in nature and scope to the additional information required of a stockholder making a nomination for Director. The Company may require the stockholder to furnish such other information as may be reasonably required to determine whether each proposed item of business is a proper matter for stockholder action.

Consequences of Failure to Comply

Any stockholder proposal or nomination which does not comply with the procedures set forth in the Company’s Bylaws (or other applicable law) will be disregarded, and the stockholder will not be permitted to nominate his or her candidate for election to the Board or bring any other business before the stockholder meeting.

Stockholders May Request Copies of Applicable Bylaws

A copy of the Bylaw provisions discussed above was filed as Exhibit 3.2 to the Company’s Annual Report on Form 10-K dated March 12, 2004 and may be obtained by writing to the Company at Lydall, Inc., P.O. Box 151, Manchester, CT 06045-0151, Attention: General Counsel.

Stockholder Proposals for 2014 Annual Meeting

Consistent with SEC regulations, proposals of stockholders of the Company that are intended to be presented at the Annual Meeting to be held in 2014, and which stockholders desire to have included in the Company’s proxy materials relating to such Annual Meeting, must be received by the Company no later than November 15, 2013, which is 120 calendar days prior to the first anniversary of the mailing date for this year’s Proxy Statement, and must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the Proxy Statement for that Annual Meeting.

YOUR VOTE IS IMPORTANT!

You are cordially invited to attend the Annual Meeting. However, to ensure that your shares are represented at the Annual Meeting, please submit your proxy or voting instructions as described in “Options for Voting”. Submitting a proxy or voting instructions will not prevent you from attending the Annual Meeting and voting in person, if you so desire, but will help the Company secure a quorum and reduce the expense of additional proxy solicitation.

Lydall

LYDALL, INC.
ONE COLONIAL ROAD
POST OFFICE BOX 151
MANCHESTER, CT 06045-0151
ROBERT K. JULIAN

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2
1 1

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Dale G. Barnhart 02 Kathleen Burdett 03 W. Leslie Duffy 04 Matthew T. Farrell 05 Marc T. Giles
06 William D. Gurley 07 Suzanne Hammett 08 S. Carl Soderstrom, Jr.

02 0000000000

The Board of Directors recommends you vote FOR proposals 2 and 3.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000159119_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com .

LYDALL, INC.
Annual Meeting of Stockholders
April 26, 2013
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Kathleen Burdett, W. Leslie Duffy, and Dale G. Barnhart, or any one of them, with full power of substitution, as attorneys and proxies, to vote all shares of stock of Lydall, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Lydall, Inc. to be held at the Hilton Hartford, Connecticut Salon B, 315 Trumbull St., Hartford, Connecticut on April 26, 2013, at 9:00 A.M. Eastern Time and at any adjournments thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement and instructs its attorneys and proxies to vote as set forth on this Proxy, and in their discretion, on any other matters properly coming before this meeting.

The shares represented by this Proxy will be voted as specified. **If no choice is specified, the proxy will be voted "FOR" the nominees for the Board of Directors named in the proxy, "FOR" the approval of the Lydall advisory vote on executive compensation and "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors.**

THIS PROXY CARD MUST BE PROPERLY COMPLETED, SIGNED, DATED AND RETURNED IN ORDER TO HAVE THESE SHARES VOTED.

Continued and to be signed on reverse side

0000159119_2 R1.0.0.51160